                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   FORM 8-K

                Current Report Pursuant to Section 13 or 15(d)

                    of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported) September 15, 1998
                                                       ------------------

                                  PSINet Inc.
--------------------------------------------------------------------------------
(Exact name of registrant as specified in its charter)

          New York                   0-25812                     16-1353600
--------------------------------------------------------------------------------
(State or other jurisdiction      (Commission                  (IRS Employer
    of incorporation)             File Number)              Identification No.)

     510 Huntmar Park Drive, Herndon, Virginia                     20170
--------------------------------------------------------------------------------
     (Address of principal executive offices)                    (Zip Code)



Registrant's telephone number, including area code (703) 904-4100
                                                   --------------


                                      N/A
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

                                    1 of 83

Item 5.   Other Events.
          ------------

          PSINet Inc. (the "Company") is filing by this Report on Form 8-K certain financial statements and pro forma financial information relating to certain businesses recently acquired by the Company. Each of the businesses acquired or considered probable of acquisition are insignificant under Rule 1-02(w), with the exception of iSTAR internet inc. for which audited historical financial statements and pro forma information were previously filed on Form 8-K.

          The following businesses have been acquired on the dates indicated or are considered probable of acquisition by the Company:

Name of Company                                   Location       Date of Closing
---------------                                   --------       ---------------
Serveur Telematique Internet S.A.                 France         October 1997
(doing business as "Calvacom")

Internet Prolink S.A. ("Iprolink")                Switzerland    January 1998

iSTAR internet inc. ("iSTAR")                     Canada         February 1998

ioNET, Inc. ("ioNET") /(1)/                       U.S.A.         June 1998

LinkAge Online Limited ("LinkAge") /(1)/          Hong Kong      June 1998

INTERACTIVE NETWORX  GmbH
  ("INX") /(1)/                                   Germany        June 1998

Interlog Internet Services Inc. ("Interlog")      Canada         July 1998

Rimnet Corporation ("Rimnet") /(1)/               Japan          August 1998

Inet, Inc. ("Inet")                               Korea          Probable

(1) In accordance with S-X Rule 3-05(b)(2)(i), financial statements for a substantial majority of individually insignificant acquired businesses have been provided.


                                    2 of 83

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.
          -------------------------------------------------------------------

A. FINANCIAL STATEMENTS

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                     Page
                                                                                     ----
ISTAR INTERNET INC.
-------------------

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets as of January 31, 1998 and February 28, 1997
 (Unaudited)..................................................................... 7

Consolidated Statements of Operations and Deficit for the eight months ended January 31, 1998 and nine months ended February 28, 1997 (Unaudited)...... 8

Consolidated Statements of Changes in Financial Position for the eight months ended January 31, 1998 and nine months ended February 28, 1997 (Unaudited)....... 9

Notes to Consolidated Financial Statements (Unaudited)...........................10

RIMNET CORPORATION
------------------

AUDITED FINANCIAL STATEMENTS

Report of Independent Accountants................................................14

Balance Sheet as of August 31, 1997..............................................15

Statement of Income for the year ended August 31, 1997...........................17

Notes to the Financial Statements................................................18

UNAUDITED FINANCIAL STATEMENTS

Balance Sheet as of March 31, 1998 (Unaudited)...................................23

Statements of Income for the seven months ended March 31, 1997 and 1998
(Unaudited)......................................................................25

Notes to Financial Statements (Unaudited)........................................26

IONET, INC.
-----------

AUDITED FINANCIAL STATEMENTS

Report of Independent Public Accountants.........................................29

Balance Sheets as of December 31, 1996 and 1997..................................30

Statements of Operations for the years ended December 31, 1996 and 1997..........31

Statements of Changes in Stockholders' Equity for the years ended December 31,
1996 and 1997....................................................................32

Statements of Cash Flows for the years ended December 31, 1996 and 1997..........33

                                    3 of 83

Notes to Financial Statements....................................................34

UNAUDITED CONDENSED FINANCIAL STATEMENTS

Condensed Balance Sheets as of December 31, 1997 and
 June 30, 1998 (Unaudited).......................................................42

Condensed Statements of Operations for the six months ended
 June 30, 1997 and 1998 (Unaudited)..............................................43

Condensed Statements of Changes in Stockholders' Equity for the year ended
 December 31, 1997 and the six months ended June 30, 1998 (Unaudited)............44

Condensed Statements of Cash Flows for the six months ended
 June 30, 1997 and 1998 (Unaudited)..............................................45

Notes to Condensed Financial Statements (Unaudited)..............................46

LINKAGE ONLINE LIMITED
----------------------

AUDITED FINANCIAL STATEMENTS

Report of the Auditors...........................................................48

Balance Sheet as of December 31, 1997............................................49

Profit and Loss Account for the year ended December 31, 1997.....................50

Cash Flow Statement for the year ended December 31, 1997.........................51

Notes to Financial Statements....................................................52

INTERACTIVE NETWORX GMBH
------------------------

AUDITED FINANCIAL STATEMENTS

Balance Sheets as of December 31, 1997 (audited) and December 31, 1996
 (unaudited).....................................................................62

Income Statements for the years ended December 31, 1997 (audited) and
 December 31, 1996 (unaudited)...................................................63

Notes to Financial Statements....................................................64

Auditors' Opinion................................................................69



                                    4 of 83

B. PRO FORMA FINANCIAL INFORMATION

Unaudited Pro Forma Consolidated Statement of Operations
 for the year ended December 31, 1997............................................71

Unaudited Pro Forma Consolidated Statement of Operations
 for the six months ended June 30, 1998..........................................72

Notes to Unaudited Pro Forma Consolidated Statements of Operations...............73

Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 1998...............76

Notes to Unaudited Pro Forma Consolidated Balance Sheet..........................77


C. EXHIBITS

The following is a list of all Exhibits filed as part of this Current Report on Form 8-K:

23.1 Consent of Arthur Andersen LLP.............................................80
23.2 Consent of Ernst & Young...................................................81
23.3 Consent of Price Waterhouse GmbH...........................................82
23.4 Consent of Chuo Audit Corporation..........................................83

                                    5 of 83
                              iSTAR internet inc.

                  Unaudited Consolidated Financial Statements

  Eight months ended January 31, 1998 and nine months ended February 28, 1997

                                    6 of 83
iSTAR internet inc.

Consolidated Balance Sheets

(In thousands of Canadian dollars)

(Unaudited)                                        January 31,     February 28,
                                                      1998             1997
                                                      ----             ----
ASSETS

Current assets:
  Cash and marketable securities                      $  3,616      $ 14,857
  Accounts receivable                                    8,408         8,254
  Inventory                                                266           802
  Prepaid expenses and other                             2,299         2,103
                                                      --------      --------
                                                        14,589        26,016

Property and equipment                                  12,196        10,983
Goodwill                                                     -        15,439
                                                      --------      --------
                                                      $ 26,785      $ 52,438
                                                      ========      ========

LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY

Current liabilities:
  Bank indebtedness                                   $  8,999      $      -
  Accounts payable and accrued liabilities              18,427        12,885
  Deferred revenue                                       1,851         1,363
  Current portion of capital lease obligations           4,336         1,692
                                                      --------      --------
                                                        33,613        15,940

Capital lease obligations                                1,026           767
Deferred leasehold inducements                             608           817
                                                      --------      --------
Total liabilities                                       35,247        17,524
                                                      --------      --------

Shareholders' (deficit) equity:
  Share capital                                         91,675        81,663
  Share purchase warrants                                   16
  Contributed surplus                                    2,871         2,871
  Deficit                                              (75,033)      (21,278)
  Current period loss                                  (27,991)      (28,342)
                                                      --------      --------
                                                        (8,462)       34,914
                                                      --------      --------

                                                      $ 26,785      $ 52,438
                                                      ========      ========

     See accompanying notes to unaudited consolidated financial statements.

                                    7 of 83
iSTAR internet inc.

Consolidated Statements of Operations and Deficit

(In thousands of Canadian dollars)
(Unaudited)

                                               Eight months    Nine months
                                                  ended          ended
                                                January 31,    February 28,
                                                   1998            1997
                                                   ----            ----
Sales.......................................   $  27,460           $ 23,950
Cost of sales...............................      22,875             22,441
                                               ---------           --------
Gross profit................................       4,585              1,509

Selling, general and administration expenses      24,757             25,010
                                               ---------           --------
Operating loss before under noted items.....     (20,172)           (23,501)

Depreciation and amortization...............       6,116              4,831
Net interest expense                               1,703                 23
Income tax (recovery)                                  -                (13)
                                               ---------           --------

Net loss....................................     (27,991)           (28,342)
Deficit, beginning of period................     (75,033)           (21,278)
                                               ---------           --------
Deficit, end of period......................   $(103,024)          $(49,620)
                                               =========           ========

     See accompanying notes to unaudited consolidated financial statements.

                                    8 of 83
iSTAR internet inc.

Consolidated Statements of Changes in Financial Position

(In thousands of Canadian dollars)
(Unaudited)

                                                       Eight months    Nine months
                                                          ended          ended
                                                        January 31,    February 28,
                                                           1998            1997
                                                           ----            ----
Net loss                                               $(27,991)           $(28,342)

Adjustments:
    Depreciation and amortization                         6,116               4,831
    Non-cash operating working capital                    3,748               1,028
                                                       --------            --------

    Net cash used in operating activities               (18,127)            (22,483)
                                                       --------            --------

Cash flows from investing activities
    Purchase of property and equipment                   (1,969)             (2,033)
    Acquisition of companies and businesses                   -                 (83)
                                                       --------            --------
    Net cash used in investing activities                (1,969)             (2,116)
                                                       --------            --------

Cash flows from financing activities
    Common shares and special warrants issued             8,458              23,994
    Capital lease obligation                             (2,318)             (1,271)
                                                       --------            --------
    Net cash provided by financing activities             6,140              22,723
                                                       --------            --------

Net decrease in cash and cash equivalents               (13,956)             (1,876)
Cash and cash equivalents (net of bank indebtedness),
   beginning of period                                    8,573              16,733
                                                       --------            --------
Cash and cash equivalents, end of period               $ (5,383)           $ 14,857
                                                       ========            ========

Cash and cash equivalents, end of period comprised
  of:
    Cash and cash equivalents                          $  3,616            $ 14,857
    Bank indebtedness                                    (8,999)                  -
                                                       --------            --------
                                                       $ (5,383)           $ 14,857
                                                       ========            ========

     See accompanying notes to unaudited consolidated financial statements.

                                    9 of 83
iSTAR internet inc.

Notes to Consolidated Financial Statements
(Unaudited)

Eight months ended January 31, 1998 and nine months ended February 28, 1997 (All tabular amounts in thousands of Canadian dollars)


1.   BACKGROUND AND BASIS OF PRESENTATION:

     iSTAR internet inc. (the "Company") provides advanced Internet services for businesses, institutions, and individuals. The Company provides customers with a range of networking expertise and Web-based products and services including business solutions with high-speed connection to the Internet through a national backbone network.

     These financial statements for the eight months ended January 31, 1998 and nine months ended February 28, 1997 and the related footnote information are unaudited and have been prepared on a basis substantially consistent with the audited financial statements of iSTAR internet inc. (the "Company") as of May 31, 1997 previously filed with the Securities and Exchange Commission by PSINet Inc in a proxy statement dated December 19, 1997. These financial statements should be read in conjunction with the audited financial statements and the related notes to financial statements of the Company as of May 31, 1997. In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of normal recurring adjustments) which management considers necessary to present fairly the financial position of the Company at January 31, 1998 and February 28, 1997 and the results of its operations and the changes in its financial position for the eight months ended January 31, 1998 and nine months ended February 28, 1997.

2.   SUBSEQUENT EVENT--SALE OF BUSINESS:

     In late October 1997 the Company entered into discussions with PSINet Inc. (PSINet) regarding the potential sale of the Company. On November 10, 1997, PSINet, a United States Internet service provider, and the Company announced that it planned to acquire the Company and to merge it with its privately held Canadian subsidiary, PSINet Limited.

     On December 24, 1997, the Company and PSINet announced an amendment to the terms of their November 10, 1997 announcement whereby PSINet planned to acquire the Company and to merge it with its privately held Canadian subsidiary, PSINet Limited. Between February and May 1998, the PSINet completed its acquisition of all of the outstanding capital shares of the Company. No adjustments to the carrying amounts of the Company's assets and liabilities have been reflected in the accompanying unaudited consolidated financial statements as of January 31, 1998, for the purchase of the Company by PSINet.

                                   10 of 83
iSTAR internet inc.

Notes to Consolidated Financial Statements

Eight months ended January 31, 1998 and nine months ended February 28, 1997 (All tabular amounts in thousands of Canadian dollars)


3.   UNITED STATES ACCOUNTING PRINCIPLES:

     The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada (Canadian GAAP) which in the case of the Company differ in the following material respects from those generally accepted in the United States (U.S. GAAP).

     (a)  Consolidated statements of operations and deficit:

     If U.S. GAAP were employed, the net loss would be adjusted as follows:

                                                                     Eight months      Nine months
                                                                         ended            ended
                                                                      January 31,      February 28,
                                                                         1998              1997
                                                                         ----              ----
  Net loss under Canadian GAAP                                        $(27,991)         $(28,342)

  Adjustments:
     Compensation element of stock options issued to
     employees and contingent consideration paid to acquire
     companies and businesses                                               --             2,062
     Customer lists and goodwill amortization and write-off                 --               (67)
                                                                       --------          --------
  Net loss under U.S. GAAP                                            $(27,991)         $(30,337)
                                                                       ========          ========

  (b)Consolidated balance sheets:

    The cumulative effect of the adjustments on the consolidated total assets and shareholders' (deficit) equity are as follows:

                                                                     January 31,     February 28,
                                                                        1998             1997
                                                                        ----             ----
  Total assets under Canadian GAAP                                     $26,785          $52,438

  Total assets under U.S. GAAP                                         $26,785          $52,438
                                                                       =======          =======

                                   11 of 83
iSTAR internet inc.

Notes to Consolidated Financial Statements

Eight months ended January 31, 1998 and nine months ended February 28, 1997 (All tabular amounts in thousands of Canadian dollars)


3.  UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED):

    (b) Consolidated balance sheets (continued):

        The cumulative effect of the adjustments on the consolidated assets and shareholders' (deficit) equity is as follows:

                                                                             January 31,      February 28,
                                                                                1998             1997
                                                                                ----             ----
    Total shareholders' (deficit) equity under Canadian GAAP......           $(8,462)         $ 34,914

    Adjustments:
       Issue of stock options and common shares to acquire
       companies and businesses..................................                --            12,819
       Selling, general and administration expenses..............                --           (12,789)
       Customer lists and goodwill amortization and write-off....                --               (30)
                                                                            -------          --------
    Total shareholders' (deficit) equity under U.S. GAAP.........           $(8,462)         $ 34,914
                                                                            =======          ========

    (c) Consolidated statements of changes in financial position:         Eight months      Nine months
                                                                             ended             ended
                                                                           January 31,      February 28,
                                                                             1998              1997
                                                                             ----              ----
    Financing activities under Canadian GAAP....................            $ 6,140          $ 22,723

    Adjustment:
       Increase in loans payable.................................              5,499                --
                                                                             -------          --------
    Financing activities under U.S. GAAP.........................            $11,639          $ 22,723
                                                                             =======          ========

    Under U.S. GAAP, cash and cash equivalents does not include bank indebtedness which is reflected as a financing activity.

                                   12 of 83

                              RIMNET CORPORATION
                              ------------------

                         AUDITED FINANCIAL STATEMENTS
                         ----------------------------

                          YEAR ENDED AUGUST 31, 1997
                          --------------------------

                                   13 of 83

              Report of Independent Certified Public Accountants
              --------------------------------------------------


To the Board of Directors of
RIMNET CORPORATION

  We have audited the accompanying balance sheet of RIMNET CORPORATION (the "Company") as of August 31, 1997 and the related statement of income for the year then ended, all expressed in Japanese yen. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of August 31, 1997 and the results of its operations for the year then ended, in conformity with accounting principles generally accepted in Japan applied on a consistent basis.



                           /s/ Chuo Audit Corporation
                    Independent Certified Public Accountants


August 25, 1998
(September 7, 1998 as to Note 4)
Tokyo, Japan

                                   14 of 83

                              RIMNET CORPORATION
                              ------------------

                            BALANCE SHEET - ASSETS
                            ----------------------

                             AS OF AUGUST 31, 1997
                             ---------------------

                                                                 (In thousands of yen)
                            Assets
                            ------
Current assets:
 Cash on hand and in banks                                         (Yen)   277,684
 Accounts receivable - trade                                               468,040
 Merchandise                                                                26,268
 Supplies                                                                    2,666
 Advance payment                                                            10,769
 Prepaid expenses                                                           18,765
 Other current assets                                                          411
 Bad debt reserve                                                          (56,021)
                                                                    --------------
       Total current assets                                                748,583
                                                                    --------------

Long-term assets:
 Tangible fixed assets - net -
   Buildings and facilities                                                 62,043
   Structures                                                                  613
   Automobiles                                                                 718
   Machinery and equipment                                                 555,731
   Construction in progress                                                 36,849
                                                                    --------------
       Total tangible fixed assets - net                                   655,957
                                                                    --------------

 Intangible fixed assets -
   Telephone rights                                                         44,062
                                                                           -------

 Investments & other assets -
   Investment securities                                                    32,167
   Investment in capital                                                       100
   Long-term prepaid expenses                                              108,045
   Lease deposits                                                           59,758
   Long-term bank deposits                                                  12,800
   Insurance premiums                                                        1,342
                                                                    --------------
       Total investments & other assets                                    214,214
                                                                    --------------

       Total long-term assets                                              914,234
                                                                    --------------

       Total assets                                                 (Yen)1,662,817
                                                                    ==============

  The accompanying notes are an integral part of these financial statements.

                                   15 of 83

                               RIMNET CORPORATION
                               ------------------

              BALANCE SHEET - LIABILITIES AND SHAREHOLDERS' EQUITY
              ----------------------------------------------------

                             AS OF AUGUST 31, 1997
                             ---------------------



                                                           (In thousands of yen)
                         Liabilities
                         -----------
Current liabilities:
  Accounts payable - trade                                            (Yen)   72,996
  Short-term borrowings                                                      350,000
  Current portion -
    Long-term borrowings                                                     380,225
  Accounts payable - other                                                   159,415
  Income tax payables                                                         28,723
  Enterprise tax payables                                                      7,554
  Consumption tax payables                                                    34,574
  Accrued expenses                                                            35,053
  Advance received                                                             2,344
  Deposits received                                                           14,800
                                                                      --------------
     Total current liabilities                                             1,085,688
                                                                      --------------

Non- current liabilities:
  Long- term borrowings                                                      316,193
  Long-term accounts payable                                                   1,258
                                                                      --------------
                                                                             317,451
                                                                      --------------
     Total liabilities                                                     1,403,140
                                                                      --------------

                      Shareholders' equity
                      --------------------

Capital stock                                                                217,800

Legal reserve:
  Capital reserve                                                              6,600

Retained earnings:
  Reserve for software development                                             3,865
  Reserve for special depreciation                                            79,186
  Undisposed deficit                                                         (47,774)
    [Net income for the year]                                                 [2,963]
                                                                      --------------

     Total shareholders' equity                                              259,677
                                                                      --------------

     Total liabilities and shareholders' equity                       (Yen)1,662,817
                                                                      ==============

  The accompanying notes are an integral part of these financial statements.

                                   16 of 83

                              RIMNET CORPORATION
                              ------------------

                              STATEMENT OF INCOME
                              -------------------

                      FOR THE YEAR ENDED AUGUST 31, 1997
                      ----------------------------------



                                                                (In thousands of yen)
Ordinary income and expenses:
 Operating income and expenses -
  Operating income:
   Net sales                                                           (Yen)2,173,510

  Operating Expenses:
   Cost of sales                                                            1,314,258
   Selling, general and administrative expenses                               800,927
                                                                       --------------
                                                                            2,115,185
                                                                       --------------
          Operating profit                                                     58,324
                                                                       --------------
Non-operating income and expenses -
  Non-operating income:
   Interest income and dividends                                                  272
   Other                                                                          727
                                                                       --------------
                                                                                1,000
                                                                       --------------

  Non-operating expenses -
   Interest expenses                                                           21,846
   Other                                                                        2,002
                                                                       --------------
                                                                               23,848
                                                                       --------------
       Ordinary profit                                                         35,476
                                                                       --------------

Extraordinary items:
 Extraordinary loss -
   Loss on disposal of fixed assets                                               812
   Condolence payment to director                                               3,000
                                                                       --------------
                                                                                3,812
                                                                       --------------
       Income before taxes                                                     31,663
       Corporate tax and inhabitant tax                                       (28,700)
                                                                       --------------
       Net income for the year                                                  2,963
       Accumulated deficit brought forward                                    (50,737)
                                                                       --------------
       Undisposed deficit                                              (Yen)  (47,774)
                                                                       ==============

  The accompanying notes are an integral part of these financial statements.

                                   17 of 83

                              RIMNET CORPORATION
                              ------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                                AUGUST 31, 1997
                                ---------------



The balance sheet and the statement of income are prepared in accordance with the Japanese Commercial Code and the regulations regarding the balance sheet, the statement of income, the business report and the supplementary schedules of a joint-stock company (Regulation of Ministry of Justice No. 31).

1. The figures in the statements are indicated in thousands of yen. Yen amounts of less than one thousand have been omitted without rounding; accordingly, rounding differences may occur.

2.   Significant accounting policies
     -------------------------------

(1)  The valuation basis and valuation methods of securities:
     -------------------------------------------------------

     Marketable securities:
     ---------------------

     Marketable securities are stated at the lower of cost or market, cost being determined by the moving average method.


     Non- marketable securities:
     ---------------------------

     Non- marketable securities are stated at cost determined by the moving average method.


(2)  The valuation basis and valuation methods of inventories:
     --------------------------------------------------------

     Merchandise and supplies are stated at cost determined by the periodic average method.


(3)  The method of depreciation:
     --------------------------

     Tangible fixed assets are depreciated based on the declining balance method in accordance with Japanese corporate tax regulations.


     Long-term prepaid expenses are amortized based on the straight-line method under Japanese corporate tax regulations.


(4)  The basis for recognition of provisions:
     ---------------------------------------

     Bad debt reserve is provided for the expected uncollectible amount in individual receivable balances, which include the amount estimated by using past experience as to write-off of receivables from defaulting members, in addition to the maximum deductible amount allowed under the Japanese corporate tax regulations in order to provide for expected future losses.

                                   18 of 83

(5)  The accounting method for leases:
     --------------------------------

     Finance leases, other than the leases for which the title of the leased assets is deemed to be transferred to a lessee, are accounted for in a manner similar to operating leases.

(6)  Accounting procedure for consumption tax:
     ----------------------------------------

     Accounting for consumption tax is made on the basis of excluding the consumption tax (i.e., all transactions are recorded net of consumption tax).



3.   Notes to the balance sheet
     --------------------------

(1)  Accumulated depreciation of tangible fixed assets is (Yen)363,233 thousand.

(2)  Material fixed assets under lease agreements

     In addition to fixed assets on the balance sheet, certain computers, peripherals and other office equipment, are under lease contracts.


(3)  Fixed assets whose titles are suspended

     Tangible fixed assets on the balance sheet include certain communication devices for 'RIMNET' etc., the titles of which are held by a seller until settlement of the entire payable because of the terms of installment purchase contracts. The balance of payables of (Yen)7,823 thousand is included on accounts payable (other) and long-term accounts payable in the balance sheet.


(4)  Major foreign currency assets and liabilities

     Investment securities            (Yen)17,167 thousand (U.S. $150 thousand)
     Accounts payable - trade         (Yen)22,210 thousand (U.S. $189 thousand)
     Accounts payable - other         (Yen)2,198 thousand (U.S. $18 thousand)

(5)  Assets pledged as collateral

     Bank deposit                         (Yen)30,668 thousand
     Lease deposit                        (Yen)40,294 thousand
     Machinery and equipment              (Yen)100,202 thousand

(6)  Earning per share                    (Yen)680.30

                                   19 of 83

4.   Summary of principal differences between generally accepted accounting
     ----------------------------------------------------------------------
     principles in Japan and the United States
     -----------------------------------------


The financial statements of the Company are prepared in accordance with accounting principles generally accepted in Japan ("Japanese GAAP"). Such principles vary in certain respects from those generally accepted in the United States ("U.S. GAAP"). The principal differences applicable to the financial statements are summarized below. This discussion is intended only as a descriptive summary and does not include a complete analysis or listing of all possible differences. Further, no attempt has been made to identify future differences between Japanese GAAP and U.S. GAAP as a result of prescribed changes in accounting standards. Regulatory bodies that promulgate Japanese GAAP and U.S. GAAP have significant projects ongoing that could affect future comparisons such as this one. Finally, no attempt has been made to identify all future differences between Japanese GAAP and U.S. GAAP that may affect the financial statements as a result of transactions or events that may occur in the future.


(1)  Statement of cash flows


     Under Japanese GAAP, the statement of cash flows is not required as part of the basic financial statements.

     Under U.S. GAAP, the statement of cash flows is required as part of the basic financial statements, and cash and cash equivalents include highly liquid investments that generally have original maturities at the time of purchase of three months or less.

(2)  Valuation of inventories

     Under Japanese GAAP, inventories can be stated at cost, the policy followed by the Company, or at the lower of cost or market.

     U.S. GAAP requires all inventories to be valued at the lower of cost or market.

(3)  Valuation of securities

     Under Japanese GAAP, investments in marketable securities, as well as non-marketable securities, can be stated at cost. The Company's marketable securities are stated at the lower of cost or market and the Company's non-marketable securities are stated at cost. However, when significant impairment of value has been deemed permanent, cost is appropriately reduced.

     Under U.S. GAAP, investments in debt securities and equity securities that have readily determinable fair values, except for investments accounted for using the equity method, are to be classified in three categories and accounted for as follows:

     (a) Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Unrealized holdings gains and losses are not reported in the financial statements until realized or until a decline in fair value below cost is deemed to be other than temporary.

     (b) Debt and marketable equity securities that are acquired and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

                                   20 of 83

     (c) Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity.

(4)  Accounting for income taxes

     Under Japanese GAAP, income taxes are principally provided for based on taxable income for the period, determined in accordance with applicable tax laws. Deferred tax accounting may be applied only in consolidated financial statements, however, it is not mandatory and has not been adopted by the Company.

     U.S. GAAP requires that deferred income taxes be recognized for temporary differences between the tax basis of the assets or liabilities and the reported amount in the financial statements.

(5)  Leases capitalized as assets

     Under Japanese GAAP, for finance leases where ownership is not deemed to be transferred from lessor to lessee, the lessee may choose not to capitalize lease expense and may account for the lease in a manner similar to operating leases. The Company's policy is to account for such leases in a manner similar to operating leases.

     U.S. GAAP requires leases which transfer essentially all the risks and rewards of ownership in the leased assets from the lessor to lessee to be capitalized.

(6)  Accrued compensated absences

     Under Japanese GAAP, accrued compensated absences are normally not recognized for future absences due to the fact that such accruals do not meet the conditions for provisions. The Company does not recognize such accrued compensated absences.

     U.S. GAAP requires that accrued compensated absences be recognized for future absences.

(7)  Classification on statement of income

     Under U.S. GAAP, certain items presented in the Statement of Income as extraordinary items would be classified as operating items.

                                   21 of 83

                              RIMNET CORPORATION
                              ------------------

                        UNAUDITED FINANCIAL STATEMENTS
                        ------------------------------

                       SEVEN MONTHS ENDED MARCH 31, 1998
                       ---------------------------------

                                    22 of 83

                              RIMNET CORPORATION
                              ------------------

                            BALANCE SHEET - ASSETS
                            ----------------------

                             AS OF MARCH 31, 1998
                             --------------------

                                  (UNAUDITED)
                                  -----------

                                                           (In thousands of yen)
                            Assets
                            ------

Current assets:
 Cash on hand and in banks                                     (Yen)   191,290
 Accounts receivable - trade                                           401,735
 Merchandise                                                            16,112
 Supplies                                                                3,069
 Short-term loan receivable                                             10,000
 Prepaid expenses                                                       11,336
 Other current assets                                                       94
 Bad debt reserve                                                      (29,800)
                                                                --------------
       Total current assets                                            603,839
                                                                --------------
Long-term assets:
 Tangible fixed assets - net -
   Buildings and facilities                                             57,300
   Structures                                                              535
   Automobiles                                                             333
   Machinery and equipment                                             462,145
   Construction in progress                                             26,182
                                                                --------------
       Total tangible fixed assets - net                               546,498
                                                                --------------
 Intangible fixed assets -
   Telephone rights                                                     44,404
                                                                --------------

 Investments & other assets -
   Investment securities                                                32,167
   Investment in capital                                                   100
   Long-term prepaid expenses                                          104,790
   Lease deposits                                                       59,758
   Long-term bank deposits                                              15,950
   Insurance premiums                                                    2,424
                                                                --------------
       Total investments & other assets                                215,191
                                                                --------------
       Total long-term assets                                          806,094
                                                                --------------
       Total assets                                             (Yen)1,409,933
                                                                ==============

     The accompanying notes are an integral part of these unaudited financials statements.

                                    23 of 83

                              RIMNET CORPORATION
                              ------------------

             BALANCE SHEET - LIABILITIES AND SHAREHOLDERS' EQUITY
             ----------------------------------------------------

                             AS OF MARCH 31, 1998
                             --------------------

                                  (UNAUDITED)
                                  -----------

                                                           (In thousands of yen)

                         Liabilities
                         -----------

Current liabilities:
Accounts payable - trade                                       (Yen)    26,889
Short-term borrowings                                                  371,895
Current portion -
    Long-term borrowings                                               364,243
Accounts payable - other                                               105,729
Income tax payables                                                     12,166
Enterprise tax payables                                                  4,491
Consumption tax payables                                                18,017
Accrued expenses                                                        43,603
Advance received                                                           729
Deposits received                                                        7,754
Other current liabilities                                                1,000
                                                               ---------------
       Total current liabilities                                       956,520
                                                               ---------------
Non- current liabilities:
Long- term borrowings                                                  219,203
Long-term accounts payable                                                 157
                                                               ---------------
       Total non-current liabilities                                   219,360
                                                               ---------------
       Total liabilities                                             1,175,880
                                                               ---------------

                             Shareholders' equity
                             --------------------

Capital stock                                                          217,800

Legal reserve:
  Capital reserve                                                        6,600

Retained earnings:
 Reserve for software development                                        3,865
 Reserve for special depreciation                                       67,234
 Undisposed deficit                                                    (61,446)
    [Net loss for the period]                                          [25,624]
                                                               ---------------
       Total shareholders' equity                                      234,053
                                                               ---------------

       Total liabilities and shareholders' equity              (Yen) 1,409,933
                                                               ===============

     The accompanying notes are an integral part of these unaudited financial statements.

                                    24 of 83

                              RIMNET CORPORATION

                             STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                           (In thousands of yen)

                                                   For seven month period ended,
                                                     March 31,        March 31,
                                                       1997             1998
                                                   ------------     ------------
Ordinary income and expenses:
Operating income and expenses -
    Operating income:
Net sales                                          (Yen)1,141,135   (Yen)1,267,649
    Operating Expenses:
Cost of sales                                             685,913          835,085
    Selling, general and administrative expenses          466,825          417,241
                                                   --------------   --------------
                                                        1,152,738        1,252,327
                                                   --------------   --------------
Operating (loss) profit                                   (11,603)          15,322
                                                   --------------   --------------

Non-operating income and expenses -
Non-operating income -
  Interest income and dividends                               144              184
      Other                                                   548                0
                                                   --------------   --------------
                                                              692              184
Non-operating expenses -
    Interest expenses                                      12,836           13,228
    Other                                                   2,281              840
                                                   --------------   --------------
                                                           15,118           14,069
                                                   --------------   --------------
Ordinary (loss) profit                                    (26,029)           1,437
                                                   --------------   --------------
Extraordinary items:
 Extraordinary gain -
    Gain on sales of fixed assets                           7,949                -
    Prior year adjustment                                      29                -
                                                   --------------   --------------
                                                            7,979                -
 Extraordinary loss -
   Bad debt loss                                               -            14,161
       Condolence payment to director                       3,000                -
       Loss on disposal of fixed assets                       812                -
                                                            3,812           14,161
                                                   --------------   --------------
       Loss before taxes                                  (21,862)         (12,724)
       Corporate tax and inhabitant tax                      (300)         (12,900)
                                                   --------------   --------------
       Net loss for the period                            (22,162)         (25,624)
       Accumulated deficit brought forward                (50,737)         (35,821)
                                                   ===============  ==============

Undisposed deficit                                 (Yen)  (72,899)  (Yen)  (61,446)
                                                   ===============  ==============


     The accompanying notes are an integral part of these unaudited financial statements.


                                    25 of 83

                              RIMNET CORPORATION
                              ------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                                  (unaudited)

                                MARCH 31, 1998
                                --------------


The balance sheet and the statements of income are prepared in accordance with the Japanese Commercial Code and the regulations regarding the balance sheet, the statement of income, the business report and the supplementary schedules of a joint-stock company (Regulation of Ministry of Justice No. 31).

1. The figures in the statements are indicated in thousands of yen. Yen amounts of less than one thousand have been omitted without rounding; accordingly, rounding differences may result.

2.   Significant accounting policies
     -------------------------------

(1)  The valuation basis and valuation methods of securities:
     -------------------------------------------------------

     Marketable securities:
     ---------------------

     Marketable securities are stated at the lower of cost or market, cost being determined by the moving average method.

     Non- marketable securities:
     --------------------------

     Non- marketable securities are stated at cost determined by the moving average method.

(2)  The valuation basis and valuation methods of inventories:
     --------------------------------------------------------

     Merchandise and supplies are stated at cost determined by the periodic average method.

(3)  The method of depreciation:
     --------------------------

     Tangible fixed assets are depreciated based on the declining balance method in accordance with Japanese corporate tax regulations.

     Long-term prepaid expenses are amortized based on the straight-line method under Japanese corporate tax regulations.

(4)  The basis for recognition of provisions:
     ---------------------------------------

     Bad debt reserve is provided for the expected uncollectible amount in individual receivable balances, which include the amount estimated by using the past experience as to write-off of receivables from defaulting members, in addition to the maximum deductible amount allowed under the Japanese corporate tax regulations in order to provide for expected future losses.

(5)  The accounting method for leases:
     --------------------------------

     Finance leases, other than the leases for which the title of the leased assets is deemed to be transferred to a lessee, are accounted for in a similar manner to operating leases.

                                    26 of 83

(6)  Accounting procedure for consumption tax:
     ----------------------------------------

     Accounting for consumption tax is made on the basis of excluding the consumption tax (i.e., all transactions are recorded net of consumption tax).

3.   Notes to the balance sheet
     --------------------------

(1)  Accumulated depreciation of tangible fixed assets is (Yen)473,836 Thousand

(2)  Material fixed assets under lease agreements

     In addition to fixed assets on the balance sheet, certain computers, peripherals and other office equipment, are under lease contracts.

(3)  Fixed assets whose titles are suspended

     Tangible fixed assets on the balance sheet include certain communication devices for 'RIMNET' etc., the titles of which are held by a seller until settlement of the entire payable because of the terms of installment purchase contracts. The balance of payables of (Yen)10,589 thousand is included in accounts payable (other) and long-term accounts payable on the balance sheet.

(4)  Major foreign currency assets and liabilities

     Investment securities            (Yen)17,167 thousand (U.S. $150 thousand)
     Accounts payable - trade         (Yen)11,342 thousand (U.S. $ 85 thousand)
     Accounts payable - other         (Yen)5,644 thousand (U.S. $42 thousand)


(5)  Assets pledged as collateral

     Bank deposits                    (Yen)30,718 thousand
     Lease deposits                   (Yen)40,294 thousand
     Machinery and equipment          (Yen)79,620 thousand

(6)  Loss per share                   (Yen)5,882.61

                                    27 of 83
                                  ioNET, Inc.

                         Audited Financial Statements

                    Years ended December 31, 1997 and 1996

                                    28 of 83

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
ioNET, Inc.:


We have audited the accompanying balance sheets of ioNET, Inc. (an Oklahoma corporation), as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ioNET, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                   /s/ ARTHUR ANDERSEN LLP


Oklahoma City, Oklahoma
  May 29, 1998

                                    29 of 83
                                  ioNET, Inc.
                                  -----------

                                BALANCE SHEETS
                                --------------

                          DECEMBER 31, 1996 AND 1997
                          --------------------------

                                ASSETS                                        1996             1997
                                ------                                   ---------------   ---------------
CURRENT ASSETS:
  Cash and cash equivalents                                                   $   551,497      $   165,718
  Receivables-
   Accounts receivable, net of allowance for doubtful accounts of
    $2,195 in 1996 and $0 in 1997                                                 468,484          788,255
   Officer                                                                         35,870           38,022
   Other                                                                           18,077           15,129
   Inventory                                                                      259,750           62,536
   Prepaid expenses and other                                                      30,834           74,101
                                                                               ----------      -----------
        Total current assets                                                    1,364,512        1,143,761

PROPERTY AND EQUIPMENT, net                                                     2,044,912        2,382,823
                                                                               ----------      -----------

        Total assets                                                          $ 3,409,424      $ 3,526,584
                                                                              ===========      ===========

                     LIABILITIES AND STOCKHOLDERS' DEFICIT
                     -------------------------------------

CURRENT LIABILITIES:
   Accounts payable                                                           $   876,591      $ 1,014,469
   Accrued liabilities                                                             58,828          113,175
   Notes payable - stockholders                                                         -           45,369
   Current portion of long-term debt                                              458,746          128,313
   Current portion of capitalized lease obligations                               184,382          297,178
   Current portion of deferred revenue                                            591,620          691,015
   Other                                                                           39,082                -
                                                                               ----------      -----------

       Total current liabilities                                                2,209,249        2,289,519

LONG-TERM DEBT, net of current portion                                            544,739          865,896

CAPITALIZED LEASE OBLIGATIONS, net of current portion                             642,877          731,185

DEFERRED REVENUE, net of current portion                                          294,413          195,891
                                                                               ----------      -----------

       Total liabilities                                                        3,691,278        4,082,491
                                                                               ----------      -----------
COMMITMENTS AND CONTINGENCIES (Notes 3, 4, and 6)

STOCKHOLDERS' DEFICIT:
   Common stock - $0.01 par value; 4,000,000 shares authorized;                     2,554            2,556
     255,400 and 255,600 shares issued and outstanding at December
     31, 1996 and 1997, respectively
   Preferred stock - $0.01 par value; 1,000,000 shares authorized;                      -                -
     no shares issued or outstanding
   Additional paid-in capital                                                     564,863          567,361
   Accumulated deficit                                                           (849,271)      (1,125,824)
                                                                               ----------      -----------

       Total stockholders' deficit                                               (281,854)        (555,907)
                                                                               ----------      -----------

       Total liabilities and stockholders' deficit                            $ 3,409,424      $ 3,526,584
                                                                              ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                                    30 of 83
                                  ioNET, Inc.
                                  -----------

                           STATEMENTS OF OPERATIONS
                           ------------------------

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997
                ----------------------------------------------

                                                                           1996            1997
                                                                      --------------  --------------
REVENUES:
    Hardware and software sales                                          $4,321,083      $5,225,832
    Internet services-
       Consumer                                                           1,900,055       3,257,967
       Corporate                                                            480,446         847,747
    Engineering services                                                    142,898         221,825
    Other                                                                    66,533         118,711
                                                                         ----------      ----------

          Total revenues                                                  6,911,015       9,672,082
                                                                         ----------      ----------

COST OF GOODS SOLD:
    Hardware and software                                                 3,361,460       4,367,094
    Internet services                                                     1,126,773       1,454,164
                                                                         ----------      ----------

          Total cost of goods sold                                        4,488,233       5,821,258
                                                                         ----------      ----------

GROSS PROFIT                                                              2,422,782       3,850,824
                                                                         ----------      ----------

OPERATING AND ADMINISTRATIVE EXPENSES:
    Salaries and benefits                                                 1,740,193       2,259,145
    General and administrative                                              783,957       1,101,099
    Advertising                                                             376,198         237,630
    Depreciation and amortization                                           187,571         453,594
    Bad debts                                                                21,068           9,777
                                                                         ----------      ----------

          Total operating and administrative expenses                     3,108,987       4,061,245
                                                                         ----------      ----------

LOSS FROM OPERATIONS                                                       (686,205)       (210,421)
                                                                         ----------      ----------

OTHER INCOME (EXPENSE):
    Interest expense                                                       (127,745)       (187,067)
    Other income                                                            205,480         120,935
                                                                         ----------      ----------

          Total other income (expense)                                       77,735         (66,132)
                                                                         ----------      ----------

NET LOSS                                                                 $ (608,470)     $ (276,553)
                                                                         ==========      ==========

BASIC NET LOSS PER SHARE                                                 $    (2.42)     $    (1.08)
                                                                         ==========      ==========

DILUTED NET LOSS PER SHARE                                               $    (2.42)     $    (1.08)
                                                                         ==========      ==========

  SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER SHARE
                                                                            251,733         255,477
                                                                         ==========      ==========

   The accompanying notes are an integral part of these financial statements.


                                   31 of 83
                                  ioNET, Inc.
                                  -----------

                      STATEMENTS OF STOCKHOLDERS' EQUITY
                      ----------------------------------

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997
                ----------------------------------------------



                                          Common Stock          Additional
                                    -------------------------     Paid-in        Accumulated
                                      Shares        Amount        Capital          Deficit            Total
                                    -----------  ------------  --------------  ----------------  ---------------
BALANCE, January 1, 1996                205,800        $2,058        $111,359      $  (240,801)       $(127,384)

    Common stock issued                  49,600           496         453,504                -          454,000
    Net loss                                  -             -               -         (608,470)        (608,470)
                                        -------        ------        --------      -----------        ---------

BALANCE, December 31, 1996              255,400         2,554         564,863         (849,271)        (281,854)

    Common stock issued                     200             2           2,498                -            2,500
    Net loss                                  -             -               -         (276,553)        (276,553)
                                        -------        ------        --------      -----------        ---------

BALANCE, December 31, 1997              255,600        $2,556        $567,361      $(1,125,824)       $(555,907)
                                        =======        ======        ========      ===========        =========

  The accompanying notes are an integral part of these financial statements.



                                   32 of 83
                                  ioNET, Inc.
                                  -----------

                            STATEMENTS OF CASH FLOWS
                            ------------------------

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997
                 ----------------------------------------------

                                                                         1996            1997
                                                                    --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                              $(608,470)      $(276,553)
  Adjustments to reconcile net loss to net cash provided by
    operating activities-
       Depreciation and amortization                                      187,571         453,594
       Gain on sales of assets                                            (35,147)              -
  Changes in assets and liabilities-
    Receivables                                                             1,266        (318,975)
    Inventory                                                             (38,106)        197,214
    Prepaid expenses and other                                            (24,701)        (43,267)
    Accounts payable                                                      (19,502)        137,878
    Accrued liabilities                                                   (22,398)         54,347
    Other                                                                  39,082         (39,082)
    Deferred revenue                                                      358,940             873
                                                                        ---------       ---------

          Net cash (used in) provided by operating activities            (161,465)        166,029
                                                                        ---------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                   (826,492)       (736,143)
  Purchase of dial-up customers                                                 -         (33,859)
  Proceeds from sales of property and equipment                            79,050               -
  Proceeds from sale leaseback transaction                                661,845         327,115
                                                                        ---------       ---------

          Net cash used in investing activities                           (85,597)       (442,887)
                                                                        ---------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable - stockholders                                    -          45,369
  Proceeds from issuance of long-term debt                                690,713         175,000
  Repayment of long-term debt                                            (337,656)       (184,276)
  Repayment of capitalized lease obligations                              (25,564)       (145,014)
  Proceeds from sale of common stock                                      451,000               -
                                                                        ---------       ---------

          Net cash provided by (used in) financing activities             778,493        (108,921)
                                                                        ---------       ---------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                      531,431        (385,779)

CASH AND CASH EQUIVALENTS, beginning of year                               20,066         551,497
                                                                        ---------       ---------

CASH AND CASH EQUIVALENTS, end of year                                  $ 551,497       $ 165,718
                                                                        =========       =========

  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid during the year for-
       Interest                                                         $ 119,888       $ 194,923
                                                                        =========       =========

   The accompanying notes are an integral part of these financial statements.

                                   33 of 83
                                  ioNET, Inc.
                                  -----------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                          DECEMBER 31, 1996 AND 1997
                          --------------------------


1. ORGANIZATION:
   -------------

ioNET, Inc. commenced operations in July 1983 and subsequently was incorporated as an Oklahoma corporation in March 1986 under the name Johnson Computer & Supply Company ("Johnson Computer"). Effective October 31, 1996, Johnson Computer merged with an affiliated Oklahoma corporation, Internet Oklahoma Services, Inc. ("Internet Oklahoma"), the name of the corporation was changed to ioNET, Inc. ("ioNET" or "the Company") and Internet Oklahoma was dissolved.

ioNET maintains its principal office in Oklahoma City, Oklahoma.    The Company
is an Internet Service Provider and a systems integrator of computer systems, services, and supplies in Arizona, Kansas, Missouri and Oklahoma. The Company also sells computer products and services and is an authorized reseller for several hardware companies.

Merger of Johnson Computer and Internet Oklahoma
------------------------------------------------

On October 31, 1996, Johnson Computer acquired all of the common stock of Internet Oklahoma in exchange for 235,100 shares of Johnson Computer's common stock. The transaction was considered a reorganization of interests under common control under which the accounting treatment of the merger is similar to a pooling-of-interests. Prior to the merger, Johnson Computer's fiscal year end was January 31 while Internet Oklahoma's fiscal year end was October 31. Concurrent with the merger, the Company changed its year-end to December 31. Accordingly, the 1996 financial statements include the results of Johnson Computer and Internet Oklahoma.

Concurrent with the merger, the number of shares and par value of the Company's authorized stock changed. All share and per share data is stated to reflect the common stock revisions.

The companies' accounting policies prior to the merger were not significantly different. The effects of all intercompany transactions prior to the merger have been eliminated.

Continuing Operations
---------------------

At December 31, 1996 and 1997, the Company had current liabilities in excess of current assets, reported a net stockholders' deficit of $281,854 and $555,907, respectively, and had a net loss of $608,470 and $276,553, respectively, for the years then ended. The Company's operations are subject to certain risks and uncertainties including, among others, actual and potential competition by entities with greater financial resources, experience and market presence than the Company, risks associated with consolidation in the industry, risks associated with acquisitions and international expansion, the need to manage growth and expansion, certain technology and regulatory risks, and dependence upon sole and limited source suppliers.

During 1998, ioNET management plans to continue its growth in its core market and products. Specifically, the Company plans to target systems integration sales toward higher margin




                                   34 of 83
products and services and expanding its wholesale internet services while focusing on reducing the cost of sales for internet access services. Management believes that sufficient cash flows will be available from operations and current bank financing to meet the Company's obligations during 1998.

2. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES:
   ---------------------------------------------------------

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
-------------------------

For purposes of financial reporting, the Company considers all cash and marketable securities with an original maturity of three months or less to be cash and cash equivalents.

Inventory
---------

Inventory is stated at the lower of cost (first-in, first-out) or market, and consists primarily of computer hardware and supplies for resale.

Property and Equipment
----------------------

Property and equipment is recorded at cost. Depreciation, including depreciation of assets acquired under capital lease agreements, is computed on a straight-line basis. Property and equipment at December 31, 1996 and 1997, consisted of the following:



                                   35 of 83

                                                  Estimated
                                                Useful Lives
                                                 (in Years)           1996              1997
                                               ---------------  ----------------  ----------------
       Network and computer equipment                 5              $2,006,254        $2,686,759
       Airplane                                      25                 258,531           270,568
       Furniture and office equipment                 5                  30,287            40,552
       Software                                       3                  47,692            78,396
       Leasehold improvements and other               5                  17,847            19,273
                                                                     ----------        ----------

       Property and equipment, at cost                                2,360,611         3,095,548

       Less- Accumulated depreciation                                  (315,699)         (712,725)
                                                                     ----------        ----------

       Property and equipment, net                                   $2,044,912        $2,382,823
                                                                     ==========        ==========

Revenue Recognition
-------------------

Internet services revenues consist primarily of monthly service fees, equipment sales and installation charges. Service fees consist of fixed monthly amounts and/or hourly amounts based on usage and are recognized as the service is provided. Payments received in advance of providing services are deferred until the period in which such services are provided. Equipment sales and installation charges are recognized when installation is completed.

Hardware and software sales consist primarily of the resale of computer hardware and of packaged third-party software. The Company recognizes revenue on computer hardware and software sales at the time of delivery. Engineering services revenue is deferred and recognized as the service is provided.

Cost of Goods Sold
------------------

Internet services cost of revenues consists primarily of network telecommunication costs. Hardware and software cost of goods sold consists of the cost of equipment and of packaged third-party software costs and other products sold.

Advertising
-----------

The Company expenses all advertising and customer acquisition costs in the period incurred.

Stock-Based Compensation
-------------------------

The Company accounts for stock options using the intrinsic value based method of accounting. Pro forma disclosures, as if the fair value based method of accounting had been applied, have not been presented since such disclosures would not result in material differences from the intrinsic value method.




                                   36 of 83

Loss per Share
--------------

The Company adopted SFAS No. 128, "Earnings per Share," in 1997 and accordingly has restated prior year loss per share amounts to reflect the provisions of this new statement. Basic loss per share is computed using the weighted average number of shares of common stock outstanding during the year. Diluted loss per share is computed using the weighted average number of shares of common stock, adjusted for the dilutive effect of common stock equivalent shares of common stock options. Common stock equivalent shares are calculated using the treasury stock method. All stock options outstanding have been excluded from the computation of diluted loss per share as their effect would be antidilutive and accordingly, there is no reconciliation between basic and diluted loss per share for each of the years presented.

Recent Pronouncements
---------------------

In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for the fiscal years beginning after December 15, 1997. The Statement establishes standards for reporting and displaying comprehensive income, as defined, and its components. The Company plans to adopt the Statement's disclosure requirements in 1998.

Also in 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. The Statement establishes standards for the way companies report information about operating segments in annual and interim financial statements. Generally, the Statement requires financial information to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company plans to adopt the Statement's disclosure requirements in 1998.

3. LONG-TERM DEBT:
   ---------------

In August 1993, the Company entered into a note agreement with a bank to purchase an airplane. The note requires monthly principal and interest payments through maturity in August 2001, and bears a variable rate of interest (7.9% at December 31, 1996 and 1997). The note balance was $124,248 and $101,278 at December 31, 1996 and 1997, respectively.

In January 1996 and May 1996, the Company entered into note agreements with a financial institution to purchase machinery and equipment. The notes required monthly principal and interest payments through maturity in January 2000 and May 2000. The balance on these note agreements was $598,921 at December 31, 1996. In October 1997, these notes were refinanced into a single note. The new note requires monthly principal and interest payments through maturity in September 2001 and bears interest at prime plus 1.5% (10% at December 31, 1997). The balance outstanding under this note agreement was $465,439 at December 31, 1997.

In 1996, the Company entered into a $500,000 line of credit debt agreement with a financial institution. The debt agreement had a variable rate of interest (9.50% at December 31, 1996) and required monthly interest payments with principal due at maturity in February 1997. The debt agreement was renewed subsequent to December 31, 1996, with a new maturity of April 1998. In December 1997, the above-discussed line of credit was renewed with an increase in the principal amount to $750,000. The line of credit requires interest payments through maturity in April 1999 and bears interest at prime plus 1% (9.5% at December 31, 1997). The line of credit is presented in the accompanying balance sheets as current portion of long-term debt at





                                   37 of 83

December 31, 1996 and as long-term debt at December 31, 1997. The balance under this debt agreement was $280,316.

The note agreement discussed in the preceding paragraph requires compliance with several financial covenants including minimum current ratio, minimum tangible net worth, debt to worth ratio and cash flow coverage, among others. At December 31, 1997, the Company was in violation with the financial covenants in the note agreement. However, on May 29, 1998, the Company received a term note commitment (the "commitment") from a financial institution to refinance the debt which was in default at December 31, 1997. The commitment allows for a principal amount not to exceed $431,000. The commitment requires monthly principal and interest payments over a 42-month amortization period and bears interest at prime plus 1%. The commitment contains a financial covenant which requires the Company to maintain a debt service coverage ratio of 1.20 to 1.0 as defined in the commitment. In the opinion of management, the Company will be able to maintain compliance with the financial covenant contained in the commitment.

Aggregate future principal payments on long-term debt as of December 31, 1997, are as follows:

         1998                               $128,313
         1999                                566,715
         2000                                152,601
         2001                                146,580
                                            --------

                Total                       $994,209
                                            ========

4. CAPITAL LEASE AGREEMENTS:
   -------------------------

In May 1996, the Company leased approximately $191,000 of telephone equipment. This transaction qualified for treatment as a financing lease and the property and related lease liability have been included in the accompanying balance sheets and excluded from the statements of cash flows as this is a noncash transaction.

During 1996 and 1997, the Company sold approximately $662,000 and $442,000, respectively, of network equipment in sales-leaseback transactions. The transactions were accounted for as financing leases and, accordingly, the property and related lease liability have been included in the accompanying balance sheets. Additionally, as a result of these transactions, the Company recognized deferred revenue of approximately $392,000 and $102,000, in 1996 and 1997, respectively, which has been included in the accompanying balance sheets and is being amortized to income over the four-year term of the leases. The leases also require the Company to maintain a minimum usage level on the network equipment or pay for the unutilized usage up to the minimum requirement. It is management's belief that this requirement will be met for the entire life of the lease.

The net carrying value of all capitalized lease assets at December 31, 1996 and 1997, was approximately $827,260 and $963,745, respectively, net of accumulated amortization of approximately $25,560 and $140,464, respectively.

Future required payments, net of imputed interest of approximately $197,000, under capital lease obligations at December 31, 1997, were as follows:



                                   38 of 83

       Year Ending December 31,
       ------------------------
              1998                           $  297,178
              1999                              314,799
              2000                              297,638
              2001                              118,748
                                             ----------

                 Total                       $1,028,363
                                             ==========

5. STOCKHOLDERS' EQUITY:
   ---------------------

Common Stock Issuances
----------------------

During 1996, Internet Oklahoma issued 49,600 shares of common stock prior to the merger with Johnson Computer for $454,000 through a combination of cash payments totaling $451,000 and as payment for services provided by unrelated parties of $3,000. Specifically, 45,600 shares were issued for $8.75 per share; 2,500 shares were issued for $10.00 per share; and 1,500 were issued for $20.00 per share. These shares, along with 185,500 shares issued prior to 1996, were exchanged one-for-one for ioNET stock as described in Note 1. At January 1, 1996, Johnson Computer had 20,300 shares of common stock issued and outstanding. During 1997, 200 shares of stock were issued to an individual in exchange for services performed.

Stock Option Plan
-----------------

In 1996, the Company adopted a Stock Option Plan (the "Plan") to grant stock options (up to 12,700 shares of common stock) to officers and employees of ioNET. Under the Plan provisions, the options shall be issued at not less than fair market value, as defined in the Plan, vest in three equal amounts over the last three years of a five-year period beginning at the grant date, and expire not longer than ten years from grant date. In January 1997, the Company issued 8,200 stock options at an exercise price of $35 per share. In the opinion of management, the price per share at the date of grant approximated the fair market value of the stock. No compensation expense related to this transaction was recorded. As of December 31, 1996 and 1997, no options under the plan were exercisable. Subsequent to December 31, 1997, the Company issued an additional 1,525 and 440 stock options in January and March 1998, respectively. The stock options issued in 1998 were issued at an exercise price of $35 per share. Additionally, contingent upon execution of the purchase agreement discussed in
Note 8, the Company will reduce the grant price on 2,000 of the stock options issued in January 1997 to $10 per share. All compensation expense related to this reduction in grant price will be recorded as compensation expense in 1998.

6. OPERATING LEASES:
   -----------------

At December 31, 1997, the Company was committed to future lease payments under two operating leases with an initial or remaining noncancellable lease term in excess of one year. Subsequent to December 31, 1997, one lease was cancelled through mutual agreement with the lessor and one lease was renegotiated.

As a result of these renegotiated lease terms, the new lease required treatment as a financing lease. Accordingly, the Company recorded property and a related lease liability of approximately $171,000 in January 1998. The lease will require payments of approximately $79,000 in 1998 and $92,000 in 1999, net of imputed interest.



                                   39 of 83

7. INCOME TAXES:
   -------------

The provisions for income taxes for the years ended December 31, 1996 and 1997, differ from amounts computed at the statutory rate as follows:

                                                           1996           1997
                                                       -------------  -------------
Income tax benefit at statutory                           $(206,880)
            rate (34%)                                                    $(94,028)
State income taxes, net of Federal                          (24,339)       (11,062)
 income tax benefit
Other permanent differences                                   2,659          3,975
Impairment of deferred tax assets                           228,560        101,115
                                                          ---------       --------
                                                           $      -       $      -
                                                          =========       ========

     Deferred tax assets (liabilities) consisted of the following:

                                                               December 31,
                                                       ----------------------------
                                                           1996           1997
                                                       -------------  -------------
Gross deferred tax assets:
 Net operating losses                                     $ 374,672      $ 603,678

Gross deferred tax liabilities:
 Depreciation and other                                    (158,788)      (286,679)
                                                          ---------      ---------

Net deferred tax asset                                      215,884        316,999

Valuation allowance                                        (215,884)      (316,999)
                                                          ---------      ---------
                                                          $       -      $       -
                                                          =========      =========

The Company has established a valuation allowance for net deferred tax assets of its operations since realization of these benefits cannot be reasonably assured. These net operating loss carryforwards expire at specific future dates beginning in 2010. While the need for the valuation allowance is subject to periodic review, if the allowance is reduced, the tax benefits of the carryforwards will be recorded in future operations as a reduction of the Company's income tax expense.

No cash was paid for income taxes in 1996 or 1997.

8. SUBSEQUENT EVENT:
   -----------------

On May 7, 1998, the Company entered into a non-binding letter of intent to sell all of the outstanding shares of its common stock. Upon consummation of the sale, the Company will become a wholly owned subsidiary of the acquiror. The sale is expected to occur on or around June 18, 1998.


                                   40 OF 83
                                  ioNET, inc.
                                  -----------

                    UNAUDITED CONDENSED FINANCIAL STATEMENTS
                    ----------------------------------------

                         SIX MONTHS ENDED JUNE 30, 1998
                         ------------------------------





                                   41 of 83
                                  ioNET, Inc.
                                  -----------

                            CONDENSED BALANCE SHEETS
                            ------------------------

                             ASSETS                                  December 31,        June 30,
                             ------                                    1997               1998
                                                                     -----------       ----------
CURRENT ASSETS:                                                                        (Unaudited)
Cash and cash equivalents                                            $   165,718       $   177,646
Receivables-
       Accounts receivable                                               788,255           513,271
       Officer                                                            38,022                 -
       Other                                                              15,129             4,831
Inventory                                                                 62,536            46,086
Prepaid expenses and other                                                74,101            38,347
                                                                     -----------       -----------

           Total current assets                                        1,143,761           780,181

PROPERTY AND EQUIPMENT, net                                            2,382,823         2,428,224
                                                                     -----------       -----------

           Total assets                                              $ 3,526,584       $ 3,208,405
                                                                     ===========       ===========

     LIABILITIES AND STOCKHOLDERS' DEFICIT
     -------------------------------------

CURRENT LIABILITIES:
       Accounts payable                                              $ 1,014,469       $   676,213
       Accrued liabilities                                               113,175           172,484
       Notes payable - stockholders                                       45,369                 -
       Current portion of long-term debt                                 128,313           128,998
       Current portion of capitalized lease obligations                  297,178           492,050
       Current portion of deferred revenue                               691,015           838,743
                                                                      ----------       -----------

           Total current liabilities                                   2,289,519         2,308,488

LONG-TERM DEBT, net of current portion                                   865,896         1,232,735

CAPITALIZED LEASE OBLIGATIONS, net of current portion                    731,185           673,126

DEFERRED REVENUE, net of current portion                                 195,891           188,192
                                                                     -----------       -----------

           Total liabilities                                           4,082,491         4,402,541
                                                                     -----------       -----------

STOCKHOLDERS' EQUITY:
       Common stock - $0.01 par value; 4,000,000 shares                    2,556             2,556
        authorized; 255,600 shares issued and outstanding at
        December 31, 1997 and June 30, 1998
       Preferred stock - $0.01 par value; 1,000,000 shares                     -                 -
        authorized; no shares issued or outstanding
       Additional paid-in capital                                        567,361           567,361
       Accumulated deficit                                            (1,125,824)       (1,764,053)
                                                                      -----------       -----------

           Total stockholders' deficit                                  (555,907)       (1,194,136)
                                                                      -----------       -----------

           Total liabilities and stockholders' deficit               $ 3,526,584       $ 3,208,405
                                                                     ===========       ===========

The accompanying notes are an integral part of these financial statements.

                                   42 of 83
                                  ioNET, Inc.
                                  -----------

                       CONDENSED STATEMENTS OF OPERATIONS
                       ----------------------------------
                                  (Unaudited)



                                                                              Six Months
                                                                            Ended June 30,
                                                                         1997            1998
                                                                    --------------  ---------------

REVENUE                                                                $4,554,920       $4,390,458
                                                                       ----------       ----------

OPERATING COSTS AND EXPENSES:
       Data communications and operations                               3,241,687        2,782,576
       Sales and marketing                                                540,990          665,993
       General and administrative                                         825,562        1,192,807
       Depreciation and amortization                                      209,230          277,101
                                                                       ----------       ----------

             Total operating costs and expenses                         4,817,469        4,918,477
                                                                       ----------       ----------

             Loss from operations                                        (262,549)        (528,019)

OTHER INCOME (EXPENSE):
   Interest expense                                                       (83,306)        (111,792)
   Interest income                                                          6,037            3,206
   Other income (expense)                                                  48,588           (1,624)
                                                                       ----------       ----------

             Total other income (expense)                                 (28,681)        (110,210)
                                                                       ----------       ----------

             Loss before taxes                                           (291,230)        (638,229)
                                                                       ----------       ----------

INCOME TAX EXPENSE (BENEFIT)                                                    -                -

NET LOSS                                                               $ (291,230)      $ (638,229)
                                                                       ==========       ==========

BASIC LOSS PER SHARE                                                       $(1.17)          $(2.50)
                                                                       ==========       ==========

DILUTED LOSS PER SHARE                                                     $(1.17)          $(2.50)
                                                                       ==========       ==========

SHARES USED IN COMPUTING BASIC AND DILUTED LOSS
  PER SHARE                                                               247,963          255,418
                                                                       ==========       ==========



   The accompanying notes are an integral part of these unaudited condensed financial statements.



                                   43 of 83
                                  ioNET, Inc.
                                  -----------

                  CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY
                  --------------------------------------------
                                  (Unaudited)

                      For The Year Ended December 31, 1997
                   and for the Six Months Ended June 30, 1998






                                       Common Stock        Additional
                                  -----------------------   Paid-in        Accumulated
                                    Shares       Amount     Capital          Deficit           Total
                                  -----------  ----------  ------------  ----------------  ----------------
BALANCE, January 1, 1996              255,400      $2,554      $564,863      $  (849,271)      $  (281,854)

     Common stock issued                  200           2         2,498                -             2,500
     Net loss                               -           -             -         (276,553)         (276,553)
                                      -------      ------      --------      -----------       -----------

BALANCE, December 31, 1997            255,600       2,556       567,361       (1,125,824)         (555,907)

     Net loss                               -           -             -         (638,229)         (638,229)
                                      -------      ------      --------      -----------       -----------

BALANCE, June 30, 1998                255,600      $2,556      $567,361      $(1,764,053)      $(1,194,136)
                                      =======      ======      ========      ===========       ===========
  (unaudited)


   The accompanying notes are an integral part of these unaudited condensed financial statements.




                                   44 of 83
                                  ioNET, Inc.
                                  -----------

                       CONDENSED STATEMENTS OF CASH FLOWS
                       ----------------------------------
                                  (Unaudited)


                                                                        Six Months
                                                                      Ended June 30,
                                                               ----------------------------
                                                                   1997           1998
                                                               -------------  -------------

CASH FLOWS FROM OPERATING ACTIVITIES:                             $ 189,933      $ (71,135)
                                                                  ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures                                              (422,779)      (190,745)
 Purchase of dial-up customers                                      (32,243)             -
 Proceeds from sale leaseback transactions                          227,588              -
                                                                  ---------      ---------

       Net cash used in investing activities                       (227,434)      (190,745)
                                                                  ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of long-term debt                                 -        963,983
 Repayment of long-term debt                                       (103,647)      (565,351)
 Repayment of capitalized leases                                   (118,243)      (124,823)
                                                                  ---------      ---------

       Net cash (used in) provided by financing activities         (221,890)       273,809
                                                                  ---------      ---------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS               (259,391)        11,929

CASH AND CASH EQUIVALENTS, beginning of period                      551,497        165,718
                                                                  ---------      ---------

CASH AND CASH EQUIVALENTS, end of period                          $ 292,106      $ 177,647
                                                                  =========      =========

SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash paid during the period for interest                         $  84,414      $  80,237
                                                                  =========      =========

SUPPLEMENTAL NONCASH INVESTING AND   FINANCING ACTIVITIES:
       Capital asset and lease obligation additions               $ 246,827      $ 230,528
                                                                  =========      =========


    The accompanying notes are an integral part of these unaudited condensed financial statements.



                                   45 of 83
                                  ioNET, Inc.
                                  -----------

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                    ---------------------------------------
                                  (Unaudited)

                         Six Months Ended June 30, 1998
                         ------------------------------


1. BASIS OF PRESENTATION:
   ----------------------

The unaudited condensed financial statements include all normal adjustments which, in the opinion of management, are necessary to present fairly the condensed financial position at June 30, 1998, and the results of operations and cash flows for the six months ended June 30, 1998 and 1997. These interim financial statements are prepared on a basis consistent with the December 31, 1997 audited financial statements with the exception of compensation expense, which is allocated between data communications, sales and marketing, and general and administrative expenses in the interim condensed financial statements whereas such compensation expense is included in operating and administrative expenses in the financial statements for the years ended December 31, 1997 and 1996. These unaudited condensed financial statements should be read in conjunction with the December 31, 1997 audited financial statements and related notes.

2. SUBSEQUENT EVENT:
   -----------------

On June 19, 1998, all of the outstanding stock of ioNET was purchased by PSINet Inc. Prior to the commencement of this purchase, ioNET purchased all of the outstanding stock options back from the individuals to which the stock options were issued. Accordingly, compensation expense of approximately $500,000 was recorded in the unaudited condensed financial statements for the six months ended June 30, 1998. No adjustments to the carrying amounts of ioNET's assets and liabilities have been reflected in the accompanying unaudited condensed financial statements as of June 30, 1998, for the purchase of ioNET by PSINet Inc.





                                   46 of 83

                             LINKAGE ONLINE LIMITED


                          Audited Financial Statements


                          Year Ended December 31, 1997






                                   47 of 83

                             REPORT OF THE AUDITORS



To the members
LinkAge Online Limited
(Incorporated in Hong Kong with limited liability)



We have audited the accompanying balance sheet of LinkAge Online Limited ( the "Company") as of December 31, 1997, and the related statements of income, accumulated losses, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in Hong Kong and in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the financial position of LinkAge Online Limited as of December 31, 1997, and the results of its operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in Hong Kong which differ in certain respects from those followed in the United States (see note 17 to the financial statements).



/s/  Ernst & Young
Hong Kong
June 22, 1998, except for note 17, as to which the date is September 7, 1998.


                                   48 of 83

                             LINKAGE ONLINE LIMITED

                                 BALANCE SHEET

                               December 31, 1997

                                               Notes       HK$                  US$

FIXED ASSETS                                       8     6,222,628             797,773

INTERESTS IN UNCONSOLIDATED SUBSIDIARIES           9     5,579,936             715,377

CURRENT ASSETS
Cash and bank balances                                   1,104,641             141,621
Accounts receivable                                      4,097,610             525,335
Inventories                                                304,780              39,074
Prepayments, deposits and other receivables              1,350,510             173,142
Due from a related company                        10     1,862,033             238,722
                                                       -----------         -----------
                                                         8,719,574           1,117,894
                                                       -----------         -----------


CURRENT LIABILITIES
Bank overdraft                                    11     1,106,572             141,868
Other loan                                        11       295,273              37,856
Accounts payable and accrued liabilities                11,756,667           1,507,265
Receipt in advance                                         267,604              34,308
Current portion of finance lease payables         12     1,870,490             239,806
Due to a director                                 13     2,060,947             264,224
                                                       -----------         -----------
                                                        17,357,553           2,225,327
                                                       -----------         -----------

NET CURRENT LIABILITIES                                 (8,637,979)         (1,107,433)
                                                       -----------         -----------

TOTAL ASSETS LESS CURRENT LIABILITIES                    3,164,585             405,717

LONG TERM PORTION OF FINANCE LEASE
 PAYABLES                                         12       876,102             112,321
                                                       -----------         -----------

                                                         2,288,483             293,396
                                                       ===========         ===========

SHAREHOLDERS' EQUITY
Share capital                                     14     6,422,000             823,333
Share premium                                     14     7,845,200           1,005,796
Accumulated losses                                     (11,978,717)         (1,535,733)
                                                       -----------         -----------

                                                         2,288,483             293,396
                                                       ===========         ===========


              See accompanying notes to the financial statements.




                                   49 of 83

                             LINKAGE ONLINE LIMITED

                            PROFIT AND LOSS ACCOUNT

                          Year ended December 31, 1997


                                      Notes           HK$     $US$

TURNOVER                               4      34,127,312    4,375,296
                                              ==========    =========
LOSS BEFORE TAXATION                   5       6,246,557      800,841

Taxation                               7               -            -
                                              ----------    ---------

LOSS FOR THE YEAR                              6,246,557      800,841

Accumulated losses at beginning of year        5,732,160      734,892
                                              ----------    ---------

ACCUMULATED LOSSES AT END OF YEAR             11,978,717    1,535,733
                                              ==========    =========

              See accompanying notes to the financial statements.

                                   50 of 83

                             LINKAGE ONLINE LIMITED

                              CASH FLOW STATEMENT

                          Year ended December 31, 1997

                                                      Notes        HK          $US$

NET CASH OUTFLOW FROM OPERATING ACTIVITIES           15(a)       (826,005)   (105,898)

RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
 Interest received                                                 28,852       3,699
 Interest paid                                                   (109,846)    (14,083)
 Interest element on finance lease payments                      (186,881)    (23,959)
                                                               ----------   ---------

Net cash outflow from returns on investments and
 servicing of finance                                            (267,875)    (34,343)
                                                               ----------   ---------

INVESTING ACTIVITIES
 Purchases of fixed assets                                       (594,821)    (76,259)
 Investment in subsidiaries                                    (4,286,000)   (549,487)
                                                               ----------   ---------
Net cash outflow from investing activities                     (4,880,821)   (625,746)
                                                               ----------   ---------

NET CASH OUTFLOW BEFORE FINANCING ACTIVITIES                   (5,974,701)   (765,987)

FINANCING ACTIVITIES                                 15(b)
 Issue of ordinary shares                                       5,619,200     720,410
 Capital element of finance lease payments                     (1,294,343)   (165,941)
 Repayment of other loan                                           (4,727)       (606)
                                                               ----------   ---------
Net cash inflow from financing activities                       4,320,130     553,863
                                                               ----------   ---------

DECREASE IN CASH AND CASH EQUIVALENTS                          (1,654,571)   (212,124)

Cash and cash equivalents at beginning of year                  1,652,640     211,877
                                                               ----------   ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR                           (1,931)       (247)
                                                               ==========   =========

ANALYSIS OF BALANCES OF CASH AND CASH EQUIVALENTS
 Cash and bank balances                                         1,104,641     141,621
 Bank overdraft                                                (1,106,572)   (141,868)
                                                               ----------   ---------
                                                                  (1,931)        (247)
                                                            ============   ==========

              See accompanying notes to the financial statements.

                                   51 of 83

                             LINKAGE ONLINE LIMITED

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1997


1.   BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of presentation
     ---------------------

     The financial statements are prepared on the assumption that the Company will continue to operate as a going concern. Such assumption is based on an undertaking received from the ultimate holding company to provide continuous financial support.

     The Company prepares its statutory financial statements in accordance with accounting principles generally accepted in Hong Kong and in Hong Kong dollars ("HK$"). For the convenience of the readers, these financial statements as of and for the year ended December 31, 1997 are translated into US dollars ("US$") and presented in US$ at the rate of US$1.00 = HK$7.80, the approximate exchange rate at December 31, 1997. No representation is made that the Hong Kong dollar amounts shown could have been or could be converted into US dollars at that or any other rate.

     Basis of consolidation
     ----------------------

     Consolidated financial statements have not been prepared as the directors are of the opinion that the consolidation would involve expenses or delay out of proportion to the value to members of the Company. Such basis of presentation is permissible under the Companies Ordinance.

     Subsidiaries
     ------------

     A subsidiary is a company in which the Company, directly or indirectly, controls more than half of its voting power or issued share capital or controls the composition of its board of directors. Interests in subsidiaries are stated at cost unless, in the opinion of the directors, there have been permanent diminutions in value, when they are written down to values determined by the directors.

     Fixed assets and depreciation
     -----------------------------

     Fixed assets are stated at cost less accumulated depreciation. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditure incurred after the fixed assets have been put into operation, such as repairs and maintenance, is normally charged to the profit and loss account in the period in which it is incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the fixed asset, the expenditure is capitalized as an additional cost of the fixed asset.

     The gain or loss on disposal or retirement of a fixed asset recognized in the profit and loss account is the difference between the sales proceeds and the carrying amount of the relevant asset.

                                   52 OF 83

     Depreciation is calculated on the reducing balance basis to write off the cost of each asset over its estimated useful life. The principal annual rates used for this purpose are as follows:

     Computer and network           20%
     Office equipment               20%
     Furniture and fixtures         20%

     Use of estimates
     ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates. Actual results could differ from those estimates.

     Related company
     ---------------

     A related company is a company in which a director has a direct or indirect interest, either as a shareholder or director of that company, and is in a position to exercise significant influence over the related company.

     Inventories
     -----------

     Inventories represent trading merchandise and are stated at the lower of cost and net realizable value. Cost is determined on the first-in, first-out basis. Net realizable value is based on estimated selling prices less further costs expected to be incurred to disposal.

     Leased assets
     -------------

     Leases that transfer substantially all the rewards and risks of ownership of assets to the Company, other than legal title, are accounted for as finance leases. At the inception of a finance lease, the cost of the asset is capitalised at the present value of the minimum lease payments and recorded together with the obligation, excluding the interest element, to reflect the purchase and financing. Assets held under capitalised finance leases are included in fixed assets and are depreciated over the shorter of the lease terms and the estimated useful lives of the assets. The finance costs of such leases are charged to the profit and loss account so as to produce a constant periodic rate of charge over the lease terms.

     Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Rentals applicable to such operating leases are charged to the profit and loss account on the straight-line basis over the lease terms.

     Revenue
     -------
     Revenue is recognized when it is probable that the economic benefits will flow to the Company and when the revenue can be measured reliably, on the following bases:

     (a) on rendering of services, when the services are provided;

     (b) on the sales of goods, when the significant risks and rewards of ownership have been transferred to the buyer; and

     (c) interest, on a time proportion basis, taking into account the principal outstanding and the effective interest rate applicable.

                                   53 of 83

     Deferred taxation
     -----------------

     Deferred taxation is provided, using the liability method, on all significant timing differences to the extent it is probable that the liability will crystallize in the foreseeable future. A deferred tax asset is not recognised unless its realisation is assured beyond reasonable doubt.

     Foreign currencies
     ------------------

     Foreign currency transactions are recorded at the applicable rates of exchange ruling at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange ruling at that date. Exchange differences are dealt with in the profit and loss account.

2.   CORPORATE AFFILIATION

     The Company is a subsidiary of Annette Resources Limited, a company incorporated in the British Virgin Islands, which is considered by the directors to be the Company's ultimate holding company.

3.   RELATED PARTY TRANSACTIONS

     In addition to transactions with Annette Resources Limited and its subsidiaries as set out in note 2, the Company had transactions with MagicTel Limited of which Mr. Man Chin, a director of the Company, is a director as set out below.

                                                         HK$
     Sales of goods                                   2,205,245
     Reimbursement of expenses                          178,113

4.   TURNOVER

     Turnover represents the invoiced value of services rendered and goods sold, net of discounts and returns.

5.   LOSS BEFORE TAXATION

     Loss before taxation is arrived at after charging/(crediting):

                                                        HK$
     Auditors' remuneration                              62,000
     Depreciation:
       Owned fixed assets                               608,535
       Leased fixed assets                              947,121
     Interest on bank loan and other loan               109,846
     Interest on obligations under finance leases       186,881
     Operating lease rentals:
       Land and buildings                               687,960
       Equipment                                      7,372,324
     Bad debt written off                               136,351
     Interest income                                    (28,852)
                                                      ---------
                                                      6,246,557
                                                      =========

                                   54 of 83


6.   DIRECTORS' REMUNERATION
                                                                        HK$
     Fees                                                                   -
     Other emoluments                                                 400,000
                                                                      -------
                                                                      400,000
                                                                      =======

7.   TAXATION

     No provision for Hong Kong profits tax has been made as the Company had no assessable profits for the year.

     No provision for deferred taxation has been made as there were no significant timing differences for the year. The components of the Company's unprovided deferred tax asset calculated at 16% on the cumulative timing differences are analyzed as follows:

                                                                          HK$
     Tax loss carried forward                                         2,600,000
     Accelerated depreciation allowances                               (543,000)
                                                                      ---------
                                                                      2,057,000
                                                                      =========


8.   FIXED ASSETS

                                     Computer and   Office    Furniture and
                                      network      equipment   fixtures     Total
                                        HK           $HK        $HK          $HK$
     Cost:
       At beginning of year           4,874,882     90,737    682,437     5,648,056
       Additions                      3,329,079    113,266    188,498     3,630,843
                                      ---------   --------   --------    ----------
       At December 31, 1997           8,203,961    204,003    870,935     9,278,899
                                      ---------   --------   --------    ----------


     Accumulated depreciation:
       At beginning of year           1,318,592     30,583    151,440     1,500,615
       Provided during the year       1,377,073     34,684    143,899     1,555,656
                                      ---------   --------   --------    ----------
       At December 31, 1997           2,695,665     65,267    295,339     3,056,271
                                      ---------   --------   --------    ----------

     Net book value:
       At December 31, 1997           5,508,296    138,736    575,596     6,222,628
                                      =========   ========   ========    ==========

     The net book value of assets held under finance leases included in the total amount of fixed assets at December 31, 1997 amounted to HK$3,788,483. The depreciation charge for the year in respect of such assets amounted to HK$947,121.

                                   55 of 83

9.  INTERESTS IN UNCONSOLIDATED SUBSIDIARIES

                                                                           HK$
Unlisted shares, at cost                                                4,286,000
Due from a subsidiary                                                   1,293,936
                                                                        ----------
                                                                        5,579,936
                                                                        ==========

Particulars of the subsidiaries are as follows:

                                                   Nominal value    Equity interest
                                                       of issued           directly
                         Place of                  share capital       attributable        Principal
     Name             incorporation                          HK$     to the Company       activities
     ---------------------------------------------------------------------------------------------------------------
     AAA Internet       Hong Kong                         2               100%             Provision of
       Limited                                                                       internet services
                                                                                          and sales of
                                                                                              computer
                                                                                             equipment

     LinkAge Webmedia  Hong Kong                      1,000               100%                 Dormant
       Limited


     The amount due from a subsidiary is unsecured, interest-free and has no fixed terms of repayment.

     The loss for the year of the subsidiaries attributable to the Company not dealt with in the financial statements of the Company and the retained post-acquisition losses of the subsidiaries attributable to the Company amounted to HK$700 at the balance sheet date.

10.  DUE FROM A RELATED COMPANY

     Particulars of the amount due from a related company disclosed pursuant to
     Section 161B of the Companies Ordinance are as follows:



                                                                        Maximum
                                                                    outstanding
                                   December 31, 1997            during the year
                                                 HK$                        HK$

     MagicTel Limited                      1,862,033                  1,862,033

     MagicTel Limited is a company of which Mr. Man Chin, a director of the Company, is a director. The amount due from a related company is unsecured, interest-free and has been fully repaid in March 1998. Subsequent to the balance sheet date, on March 18, 1998, Mr. Man Chin resigned as a director of MagicTel Limited.

11.  BANKING FACILITIES

     The Company's bank overdraft facilities are secured by a property owned by a director.

     Other loan is secured by joint and several guarantees of Messrs. Man Chin and Lam Kin Hing, Kenneth, directors of the Company, to the extent of HK$300,000.

                                   56 of 83

12.  FINANCE LEASE PAYABLES

     There were commitments under finance leases at the balance sheet date as set out below:


                                                           HK$
     Amount payable:
       Within one year                               2,069,003
       In the second to fifth years, inclusive       1,016,743
                                                    ----------

     Total minimum lease payments                    3,085,746
     Future finance charges                           (339,154)
                                                    ----------

     Total net finance lease payables                2,746,592
     Portion classified as current liabilities      (1,870,490)
                                                    ----------

     Long term portion of finance lease payables       876,102
                                                    ==========


     Certain finance lease facilities are secured by personal guarantee of Mr. Man Chin, director of the Company, and accounts receivable of the Company.

13.  DUE TO A DIRECTOR

     The amount due to a director is unsecured, interest-free and has no fixed terms of repayment.

14.  SHARE CAPITAL
                                                            HK$
     Authorized:
       15,000,000 ordinary shares of HK$1 each           15,000,000
                                                         ==========
     Issued and fully paid:
       6,422,000 ordinary shares of HK$1 each             6,422,000
                                                          =========

     Pursuant to a shareholder resolution passed on December 30, 1997, the authorised share capital of the Company was increased from 6,000,000 ordinary shares to 15,000,000 ordinary shares of HK$1 each. On the same day, 472,000 ordinary shares were issued at a premium of HK$0.1 per ordinary share for an aggregate consideration of HK$519,200 and 425,000 ordinary shares were issued at a premium of HK$11 per ordinary share for an aggregate consideration of HK$5,100,000. The total consideration of HK$5,619,200 was satisfied by cash to provide additional working capital. All the issues of these ordinary shares rank pari passu with the existing share capital of the Company.

     On August 22, 1995, the Company adopted a share option scheme under which the board of directors may grant options to subscribe for shares in the Company to any eligible employees. The subscription price is determined by the directors. The maximum number of shares in respect of which options may be granted under the scheme may not exceed 10% of the issued share capital of the Company. The scheme will remain in force for a period of ten years from the date of its adoption. On the same day, the Company granted options to certain employees of the Company (at nil cash consideration) for the right to subscribe for a total of 440,000 ordinary shares at a price of HK$1.1 per share. No options have been exercised under the scheme since the commencement date.

                                   57 OF 83

     Pursuant to a shareholder resolution passed on December 30, 1997, such share option scheme was revoked and all the issued share options were cancelled.

15.  NOTES TO THE CASH FLOW STATEMENT

          (a) Reconciliation of loss before taxation to net cash outflow from operating activities:

                                                                         HK$
          Loss before taxation                                       (6,246,557)
          Interest received                                             (28,852)
          Interest paid                                                 296,727
          Depreciation                                                1,555,656
          Increase in amount due from a subsidiary                   (1,293,936)
          Increase in accounts receivable                              (602,702)
          Increase in inventories                                      (238,091)
          Increase in prepayments, deposits and other receivables      (961,565)
          Decrease in amounts due from shareholders                   1,735,000
          Decrease in amount due from a director                        209,556
          Increase in amount due from a related company              (1,862,033)
          Increase in accounts payable and accrued liabilities        7,087,479
          Decrease in receipt in advance                               (476,687)
                                                                     ----------

          Net cash outflow from operating activities                   (826,005)
                                                                    ===========

          (b) Analysis of changes in financing during the year:

                                                   Share capital
                                                     (including           Advance from  Finance lease   Other
                                                      premium)             a director    obligations    loan
                                                          HK$                     HK$           HK$      HK$
          Balance at January 1, 1997                 8,648,000             1,851,391      1,004,913      300,000
          Issue of ordinary shares                   5,619,200                     -              -            -
          Cash inflows from financing                        -               209,556              -            -
          Inception of finance lease contracts               -                     -      3,036,022            -
          Cash outflows from financing                       -                     -     (1,294,343)      (4,727)
                                                   -----------             ---------    -----------     --------

          Balance at December 31, 1997              14,267,200             2,060,947      2,746,592      295,273
                                                   ===========             =========    ===========     ========

     (c)  Major non-cash transaction

          The Company entered into finance lease arrangements in respect of assets with a total capital value at the inception of the leases of HK$3,036,022.

                                   58 of 83

16.    COMMITMENTS

                                                                             HK$
       Commitments payable in the following year under operating
       leases in respect of:
         Land and buildings expiring:
          Within one year                                               149,798
          In the second to fifth years, inclusive                       904,176
                                                                      ---------

                                                                      1,053,974
                                                                      ---------
         Other equipment expiring:
          Within one year                                             4,294,028
          In the second to fifth years, inclusive                             -
                                                                      ---------
                                                                      4,294,028
                                                                      ---------

         Total commitments                                            5,348,002
                                                                      =========

17.  SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN HONG KONG   AND UNITED STATES
     GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP")

     The audited financial statements of the Company are prepared and presented in accordance with HK GAAP, which differ in certain significant respects from accounting principles generally accepted in U.S. GAAP. The significant differences between HK GAAP and U.S. GAAP relevant to the Company's financial statements are followings:

     (a)  Deferred taxation

          Timing differences arise from the recognition for tax purposes of certain items of income and expense in a different accounting period from that in which they are recognized in the accounts. Under HK GAAP, the tax effect of timing differences, computed under the liability method, is recognized in the accounts to the extent it is probable a liability or an asset will crystallise in the foreseeable future.

          Under U.S. GAAP, full provision should be made for all deferred taxes as they arise, except that a valuation allowance is provided on deferred tax assets to the extent that it is considered more likely than not that the deferred tax assets will not be realized.

     (b)  Share options to employees

          Under HK GAAP, no effect is given to the issuance of share options to employees.

          Under U.S. GAAP, share options granted may include a compensation element to option holders that is measured at the date of granting the option if the exercise price is less than the fair value of the shares at that date. Any compensation resulting from the granting of share options is charged to the profit and loss account over the vesting period. The corresponding entry is to increase the additional paid in capital in the respective years of the vesting period.

                                   59 OF 83

          No effect is given in the accompanying financial statements to the cancellation of the previously granted 440,000 options or to the issuance of shares to employees and directors on December 30, 1997 at premium of HK$0.1.

          Under US GAAP, the previously recognized compensation expense on options for shares that were sold on December 30, 1997 to the same employee would be reversed and credited to compensation expense on the date the option was canceled and the difference between the fair value of the shares issued to the employees and directors, and the amount paid would be accounted for as compensation expense on the date of sale.

     (c)  Compensated absence

          Under HK GAAP, no effect is given to the accrual of compensated absence.

          Under U.S. GAAP, compensated absence arises when an employer expects to pay an employee for illness, holiday, vacation or other reasons. A liability for the estimated probable future payments must be accrued if certain conditions, as described under Statement of Financial Accounting Standards No. 43, "Accounting for Compensated Absences" are met.

     (d)  Acquisition of subsidiaries

          Under US GAAP, the acquisition by the Company of AAA would be accounted for as a combination of companies under common control in a manner similar to a pooling of interests and accordingly, the historical basis would be used to record the assets and liabilities of AAA as of December 31, 1997.

     (e)  Statements of cash flows

          The Company has adopted the Hong Kong Statements of Standard Accounting Practice No. 15, "Cash Flow Statements" ("SSAP 15"). Its objectives and principles are similar to those set out in the U.S. Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows" ("SFAS 95"). The principal difference between the standards relates to classifications. Under SSAP 15, the Company presents its cash flows for (a) operating activities; (b) returns on investments and servicing of finance; (c) taxation; (d) investing activities; and
          (e) financing activities. SFAS 95 requires only three categories of cash flow activity: (a) operating; (b) investing; and (c) financing. Cash flows from returns on investments and the servicing of finance would be included as operating activities under SFAS 95.

          Under HK GAAP, bank overdrafts are included in cash and cash equivalents in the cash flows statement. Under U.S. GAAP, bank overdrafts are not considered a cash equivalents and are included in financing activities.

18.    APPROVAL OF FINANCIAL STATEMENTS

       The financial statements were approved by the board of directors on June 22, 1998.


                                   60 of 83

                              INTERACTIVE NETWORX

                        GESELLSCHAFT ZUR ENTWICKLUNG UND

                        VERMARKTUNG INTERAKTIVER ONLINE-

                            UND NETZWERK DIENSTE MBH

                                     BERLIN


                       FINANCIAL STATEMENTS FOR THE YEARS

                        ENDED DECEMBER 31, 1997 AND 1996





                                   61 of 83

                               INTERACTIVE NETWORX
                              --------------------

                        GESELLSCHAFT ZUR ENTWICKLUNG UND
                        --------------------------------

                        VERMARKTUNG INTERAKTIVER ONLINE-
                        --------------------------------

                        UND NETZWERK DIENSTE MBH BERLIN
                        -------------------------------

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1997 AND 1996

                       December 31, 1997      December 31, 1996                               December 31, 1997   December 31, 1996
                      --------------------    -----------------                             --------------------  -----------------
                         DM         DM              DM                                          DM        DM            DM
                      ---------  ---------       ---------                                  --------  ----------     ---------

ASSETS                                                             LIABILITIES AND
                                                                     SHAREHOLDERS' EQUITY
 Fixed assets                                                      Shareholders' equity

  Intangible assets        70,563                  31,690          Subscribed capital        150,000                  150,000
  Tangible assets       1,669,883               1,007,428          Other revenue reserves    162,270                  162,270
  Financial assets          3,000  1,743,446            0          Net income for the year
                        ---------                                    per balance sheet       230,011     542,281            0
                                                                                             -------
 Current assets

  Inventories              22,293                  66,730
  Receivables and other
   assets               1,509,437               1,290,117
  Cash-in-hand and at
   banks                   20,724  1,552,454          695
                       ----------
                                                                   Accruals                              452,188      234,527

Prepaid expenses                     291,859      116,567          Liabilities                         2,593,290    1,968,430
                                   ---------    ---------                                              ---------    ---------
                                   3,587,760    2,515,228                                              3,587,760    2,515,228
                                   =========    =========                                              =========    =========

              See accompanying notes to the financial statements.


                                   62 of 83

                              INTERACTIVE NETWORX
                              -------------------

                        GESELLSCHAFT ZUR ENTWICKLUNG UND
                        --------------------------------

                        VERMARKTUNG INTERAKTIVER ONLINE-
                        --------------------------------

                        UND NETZWERK DIENSTE MBH BERLIN
                        -------------------------------

                               INCOME STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                1997         1996
                                             -----------  -----------
                                                 DM           DM
                                             -----------  -----------
                                                          (unaudited)
                                                          -----------

Sales                                         9,415,318    5,123,745
Other operating income                           29,448       13,450
Cost of materials and purchased services     (3,875,975)  (2,217,193)
                                             ----------   ----------

Gross profit                                  5,568,791    2,920,002

Wages and salaries                           (2,040,978)  (1,066,363)
Social security contributions                  (248,904)     (96,946)
Depreciation                                   (746,811)    (343,332)
Other operating expenses                     (2,116,855)  (1,021,338)
                                             ----------   ----------

Operating profit                                415,245      392,023

Other interest and similar income                   493           96
Interest and similar expenses                   (75,022)     (13,645)
                                             ----------   ----------

Income on ordinary activities                   340,716      378,474

Taxes on income                                (107,865)    (214,527)
Other taxes                                      (2,838)        (633)
                                             ----------   ----------
Net income for the year                         230,011      163,314
Accumulated deficit beginning of the year             -       (1,044)
Transfer to other revenue reserves                    -     (162,270)
                                             ----------   ----------
Net income for the year per balance sheet       230,011            -
                                             ==========   ==========

              See accompanying notes to the financial statements




                                   63 of 83

                              INTERACTIVE NETWORX
                              -------------------

                        GESELLSCHAFT ZUR ENTWICKLUNG UND
                        --------------------------------

                        VERMARKTUNG INTERAKTIVER ONLINE-
                        --------------------------------

                        UND NETZWERK DIENSTE MBH BERLIN
                        -------------------------------

                   NOTES TO FINANCIAL STATEMENTS FOR THE YEAR

                            ENDED DECEMBER 31, 1997


1.   Accounting and valuation methods
     --------------------------------

     Balance sheet, income statement and the notes to the financial statements are prepared in accordance with accounting standards generally accepted in Germany and the simplification rules for small companies.

     Intangible fixed assets are accounted for at acquisition costs less scheduled amortization based on the straight-line method applying a normal useful operating life of three years.

     Tangible fixed assets are stated at acquisition costs less normal depreciation over useful lives. Depreciation is charged on a straight-line basis. Normal useful operating lives vary from three to ten years. An exception to this is leasehold improvements on third party land which are depreciated over the useful life of the building of 25 years. The simplification rules for tax purposes are taken advantage of in that the full annual depreciation rate under regulation 44 (2) EStR (Income Tax Regulation) is applied to additions in the first half of the financial year and half the annual rate to additions in the second half of the financial year, and that low-value fixed assets, as defined under paragraph 6 (2) EStG (Income Taxes Act), are written off fully in the year of acquisition. Receivables and other assets are stated at their nominal values less appropriate allowances for bad debt.

     We have provided adequate amounts for uncertain liabilities in accordance with reasonable business judgment.

     Liabilities are stated at their repayment amounts.

2.   Explanation to summarized balance sheet items.
     ---------------------------------------------

     The analysis and movements in the fixed assets summarized in the balance sheet of the company for 1997 are presented in the fixed assets movement schedule.



                                   64 of 83

                              INTERACTIVE NETWORX
                              -------------------

                        GESELLSCHAFT ZUR ENTWICKLUNG UND
                        --------------------------------

                        VERMARKTUNG INTERAKTIVER ONLINE-
                        --------------------------------

                        UND NETZWERK DIENSTE MBH BERLIN
                        -------------------------------

     FIXED ASSETS MOVEMENTS SCHEDULES FOR THE YEAR ENDED DECEMBER 31, 1997

                                  Historical                              Historical      Cumulative
                                acquisition cost                       acquisition cost  depreciation   Net book value  Depreciation

                                January 1, 1997  Additions  Disposals   Dec. 31, 1997    Dec. 31, 1997  Dec. 31, 1997   for the year

                                ---------------  ---------  ---------  ----------------  -------------  --------------  ------------

                                      DM            DM         DM             DM              DM              DM             DM

Intangible assets                        39,499     59,401          -            98,900         28,337          70,563        20,529

                                      ---------  ---------  ---------  ----------------  -------------  --------------  ------------


Tangible assets
 EDP equipment                        1,191,050  1,016,787          -         2,207,837        937,517       1,270,320       631,739

 Office furniture                       157,769    210,857          -           368,626         72,613         296,013        36,999

 Fitting and fixtures                         -    103,895          -           103,895            346         103,549           346

 Low-value assets up
  to DM 800                                   1     57,197     57,197                 1              -               1        57,198

                                      ---------  ---------  ---------  ----------------  -------------  --------------  ------------

                                      1,348,820  1,388,736     57,197         2,680,359      1,010,476       1,669,883       726,282

                                      ---------  ---------  ---------  ----------------  -------------  --------------  ------------


 Financial assets                             -      3,000          -             3,000              -           3,000             -

                                      ---------  ---------  ---------  ----------------  -------------  --------------  ------------


                                      1,388,319  1,451,137     57,197         2,782,259      1,038,813       1,743,446       746,811

                                      =========  =========  =========  ================  =============  ==============  ============





                                   65 of 83

     Receivables and other assets comprise:
                                                                             DM
     Trade receivables                                                1,464,800
     Other assets                                                        44,637
                                                                  -------------
                                                                      1,509,437
                                                                  =============

     The accruals disclosed include:                                         DM

     Tax accruals                                                       257,189
     Other accruals                                                     195,000
                                                                  -------------
                                                                        452,189
                                                                  =============

     The liabilities consist of:                                             DM

     Trade payables                                                   1,308,038
     Liabilities to banks                                               928,718
     Other liabilities                                                  356,534
                                                                  -------------
                                                                      2,593,290
                                                                  =============

     Liabilities to banks in the amount of DM 397,161 are collateralized by a chattel mortgage on hardware of DM 343,000.

     The amount of liabilities with a term of up to one year is DM 2,294,113.

3.   Liabilities to shareholders
     ---------------------------

     Liabilities to shareholders include DM 34,768 for salaries outstanding from December 1997, bonus payments for 1996 (DM 33,406) and DM 25,104 for bonus payments for 1997. Liabilities to shareholders are included in other liabilities.

4.   Summary of principal differences between generally accepted accounting
     ----------------------------------------------------------------------
     principles in Germany and the United States with respect to the Company.
     -----------------------------------------------------------------------

     The financial statements of the Company are prepared in accordance with accounting principles generally accepted in Germany ("German GAAP"). Such principles vary in certain respects from those generally accepted in the United States ("U.S. GAAP"). The principal differences applicable to these financial statements are summarized below. This discussion is intended only as a descriptive summary and does not include a complete analysis or listing of all possible differences. Further, no attempt has been made to identify future differences between German GAAP and U.S. GAAP as a result of prescribed changes in accounting standards. Regulatory bodies that promulgate German GAAP and U.S. GAAP have significant projects ongoing that could affect future comparisons such as this one. Finally, no attempt has been made to identify all future differences between German GAAP and U.S. GAAP that may affect the financial statements as a result of transactions or events that may occur in the future.



                                   66 of 83

1.   Statement of cash flows

Under German GAAP, the statement of cash flows is not required as part of the basic financial statements.

Under U.S. GAAP, the statement of cash flows is required as part of the basic financial statements, and cash and cash equivalents include highly liquid investments that have original maturities at the time of purchase of three months or less.

2.   Leases capitalized as assets

Under German GAAP, criteria for leases to be classified as capital leases differ from U.S. GAAP. The Company's policy is to enter into leases that classify as operating leases under German GAAP.

U.S. GAAP requires leases which transfer essentially all the risks and rewards of ownership in the leased assets from the lessor to lessee to be capitalized.

3.   Cost of computer software

Under German GAAP, costs of computer software that has been developed by the Company have to be charged to expense when incurred.

U.S. GAAP requires certain computer software costs to be capitalized and amortized over the remaining estimated useful life.

4.   Accounting for income taxes

Under German GAAP, income taxes are principally provided for based on taxable income for the period, determined in accordance with applicable tax laws. However, it is not mandatory and has not been adopted by the Company to recognize deferred taxes assets in these financial statements.

U.S. GAAP requires that deferred income taxes be recognized for temporary differences between the tax basis of the assets or liabilities and the reported amount in the financial statements.





                                   67 of 83

5.   General managers
     ----------------

     General managers with sole power of representation are:

     Mr. Robert Rothe and
     Mr. Jorn Lubkoll

     Berlin, May 15, 1998


          Robert Rothe                       Jorn Lubkoll
        General Manager                     General Manager






                                   68 of 83

   Based on our audit of the financial statements as of and for the year ended December 31, 1997, which in all material respects complies with an audit according to auditing standards generally accepted in the USA, we have issued the following auditors' opinion:


   AUDITORS' OPINION

   The accounting and the annual financial statements as of and for the year ended December 31, 1997, which we have audited in accordance with professional standards, comply with the German legal provisions. With due regard to the accounting principles generally accepted in Germany these annual financial statements give a true and fair view of the company's assets, liabilities, financial position and results from operations.


                                                           Price Waterhouse GmbH
                                                Wirtschaftspruefungsgesellschaft


   Berlin, Germany
   September 4, 1998


                          /s/ A. Slotta            /s/ F.K. Gothe
                          Wirtschaftspruefer       Wirtschaftspruefer






                                   69 of 83

            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  The following Unaudited Pro Forma Consolidated Balance Sheet at June 30, 1998 presents, on a pro forma basis, the Company's consolidated financial position assuming the acquisitions of Rimnet, Inet and Interlog had been consummated on June 30, 1998. The following Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 1997 and the six months ended June 30, 1998 (collectively with the Unaudited Pro Forma Consolidated Balance Sheet, the "Pro Forma Financial Information") present, on a pro forma basis, the Company's consolidated results of operations assuming the acquisitions of iSTAR, ioNET, LinkAge, INX, Rimnet, Iprolink, Inet, Interlog and Calvacom had been consummated on January 1, 1997 and the issuances by the Company of both 10,229,789 shares of common stock to IXC Internet Services, Inc. ("IXC") and $600,000,000 10% Senior Notes due 2005 (the "10% Senior Notes") had occurred on January 1, 1997.

  Each of the acquisitions has been accounted for as purchase business combinations and, accordingly, the purchase price has been allocated to tangible assets acquired and liabilities assumed, based upon their respective fair values, with the excess allocated to intangible assets to be amortized over the estimated economic lives of the intangible assets from the respective dates of acquisition. The Pro Forma Financial Information does not reflect any expense of intangible assets attributable to the value of in-process research and development associated with the acquisitions of Rimnet, Inet and Interlog. The Company has undertaken a study to determine the allocation of the total purchase price of Rimnet, Inet and Interlog to the various assets acquired, including in-process research and development, and the liabilities assumed. To the extent that a portion of the purchase price is allocated to in-process research and development, a charge, which may be material, would be recognized in the period in which the acquisitions occur.

     The Pro Forma Financial Information is not intended to be indicative of the results which would actually have been obtained had the transactions described above occurred on the dates indicated or which may be obtained in the future. The pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable in the circumstances. The Pro Forma Financial Information should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto as filed with the Securities and Exchange Commission (the "Commission") on Form 10-K and the other financial statements and notes thereto, included elsewhere in this Form 8-K.

                                   70 OF 83

                                  PSINET INC.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1997
           (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                     iSTAR             OTHER                             PRO
                                                PSINET INC.(1)  internet inc.(2)  ACQUISITIONS(3)  ADJUSTMENTS(4)      FORMA(5)
                                                --------------  ----------------  ---------------  --------------     -----------
Revenue.......................................     $121,902          $ 29,338          $60,072               -        $ 211,312

Operating cost and expenses:
   Data communications and
      operations..............................       94,363            31,561           38,621                          164,545
   Sales and marketing........................       25,831             8,406            7,149                           41,386
   General and administrative.................       22,947             9,082           14,294                           46,323
   Depreciation and amortization..............       28,347             5,799            3,387       $ 13,457 (2a)       50,990
   Intangible asset write-down................            -            12,570                -                           12,570
                                                   --------          --------          -------       ---------        ---------
         Total operating costs and expenses...      171,488            67,418           63,451         13,457           315,814
                                                   --------          --------          -------       ---------        ---------
Loss from operations..........................      (49,586)          (38,080)          (3,379)       (13,457)         (104,502)

Interest expense..............................       (5,362)           (1,016)          (1,742)       (62,750)(2b)      (70,870)
Interest income...............................        3,059                 8              143                            3,210
Other income (expense)........................          110                 -           (3,798)                          (3,688)
Gain on sale of subsidiary....................        5,701                 -                -                            5,701
                                                   --------          --------          -------       ---------        ---------
Loss before taxes.............................      (46,078)          (39,088)          (8,776)       (76,207)         (170,149)
Income tax benefit (expense)..................          476                 -             (541)                             (65)
                                                   --------          --------          -------       ---------        ---------
Net loss......................................      (45,602)          (39,088)          (9,317)       (76,207)         (170,214)
Return to preferred shareholders..............         (411)                -                -                             (411)
                                                   --------          --------          -------       ---------        ---------
Net loss available to common shareholders.....     $(46,013)         $(39,088)         $(9,317)      $(76,207)        $(170,625)
                                                   ========          ========          =======       =========        =========

Basic and diluted loss per share..............     $  (1.14)                                                          $   (3.38)
                                                   ========                                                           =========
Shares used in computing basic and
 diluted loss per share (in thousands)........       40,306                                            10,230 (2e)       50,536
                                                   ========                                          =========        =========

(1) Reflects the audited consolidated results of operations of the Company for the year ended December 31, 1997.
(2) Amounts have been derived from the unaudited consolidated results of operations of iSTAR for the twelve months ended November 30, 1997 prepared in accordance with accounting principles generally accepted in the United States. Certain amounts have been reclassified to conform with the Company's presentation.
(3) Amounts have been derived from the unaudited results of operations of CalvaCom for the ten months ended October 31, 1997, Iprolink for twelve months ended December 31, 1997, ioNET for the twelve months ended December 31, 1997, LinkAge for the twelve months ended December 31, 1997, INX for the twelve months ended December 31, 1997, Rimnet for the twelve months ended September 30, 1997, Inet for the twelve months ended December 31, 1997 and Interlog for the twelve months ended December 31, 1997. Amounts have been developed in accordance with accounting principles generally accepted in the United States. The results of operations of CalvaCom from November 1, 1997 to December 31, 1997 are included in the Company's audited results of operations for the year ended December 31, 1997.
(4) See Notes to Unaudited Pro Forma Consolidated Statements of Operations (Note 2--Pro Forma Adjustments).
(5) Reflects the results of operations of the Company, on a pro forma basis, assuming (i) the acquisitions of iSTAR, CalvaCom, Iprolink, ioNET, LinkAge, INX, Rimnet, Inet and Interlog had been consummated as of January 1, 1997,
    (ii) the issuance by the Company of the 10% Senior Notes occurred on January 1, 1997 and (iii) the issuance by the Company of 10,229,789 shares of common stock to IXC occurred on January 1, 1997.

                 See notes to Pro Forma Financial Information.

                                   71 of 83

                                  PSINET INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                       iSTAR             OTHER                            PRO
                                              PSINET INC. (1)  internet inc. (2)  ACQUISITIONS (3)    ADJUSTMENTS (4)  FORMA (5)
                                              ---------------  -----------------  ----------------    ---------------  ----------
Revenue....................................         $ 98,182            $ 2,031           $27,308                      $ 127,521

Operating cost and expenses:
    Data communications and
      operations...........................           78,609              4,038            20,859                        103,506
    Sales and marketing....................           23,219                914             2,887                         27,020
    General and administrative.............           17,872                815             6,631                         25,318
    Depreciation and amortization..........           22,354                487             1,651     $ 5,178(2c)         29,670
    Charge for acquired in-process R&D.....           27,000                  -                 -                         27,000
                                                    --------            -------           -------     -------          ---------
   Total operating costs and
   expenses................................          169,054              6,254            32,028       5,178            212,514
                                                    --------            -------           -------     -------          ---------
Loss from operations.......................          (70,872)            (4,223)           (4,720)     (5,178)           (84,993)

Interest expense...........................          (19,471)              (169)           (1,170)    (16,858)(2d)       (37,668)
Interest income............................            6,644                  -                47                          6,691
Other income (expense).....................            1,004                  -              (689)                           315
                                                    --------            -------           -------     -------          ---------
Loss before taxes..........................          (82,695)            (4,392)           (6,532)    (22,036)          (115,655)
Income tax benefit (expense)...............              (29)                 -              (101)                          (130)
                                                    --------            -------           -------     -------          ---------
Net loss...................................          (82,724)            (4,392)           (6,633)    (22,036)          (115,785)

Return to preferred shareholders...........           (1,545)                 -                 -                         (1,545)
                                                    --------            -------           -------     -------          ---------
Net loss available to common
                                                    $(84,269)           $(4,392)          $(6,633)   $(22,036)(2e)     $(117,330)
  shareholders.............................         ========            =======           =======    ========          =========
Basic and diluted loss per share...........         $  (1.76)                                                          $   (2.30)
                                                    ========                                                           =========
Shares used in computing basic and
  diluted loss per share (in thousands)....           47,854                                            3,125             50,979
                                                    ========                                         ========          =========

(1) Reflects the unaudited consolidated results of operations of the Company for the six months ended June 30, 1998.
(2) Amounts have been derived from the unaudited consolidated results of operations of iSTAR for the one month ended January 31, 1998 prepared in accordance with accounting principles generally accepted in the United States. Certain amounts have been reclassified to conform with the Company's presentation.
(3) Amounts have been derived from the unaudited results of operations of ioNET for the six months ended June 30, 1998, LinkAge for the six months ended June 30, 1998, INX for the five months ended May 31, 1998, Rimnet for the six months ended March 31, 1998, Inet for the six months ended June 30, 1998 and Interlog for the six months ended March 31, 1998. Amounts have been developed in accordance with accounting principles generally accepted in the United States. The results of operations of iSTAR, Iprolink, ioNET, LinkAge, and INX are included in the Company's unaudited results of operations for the six months ended June 30, 1998 from their respective dates of acquisition.
(4) See Notes to Unaudited Pro Forma Consolidated Statements of Operations (Note 2--Pro Forma Adjustments).
(5) Reflects the results of operations of the Company, on a pro forma basis, assuming (i) the acquisitions of iSTAR, Iprolink, ioNET, LinkAge, INX, Rimnet, Inet and Interlog had been consummated as of January 1, 1997, (ii) the issuance by the Company of the Senior Notes as if consummated on January 1, 1997 and (iii) the issuance by the Company of 10,229,789 shares of common stock to IXC as if consummated on January 1, 1997.

                 See notes to Pro Forma Financial Information.

                                   72 of 83

                                  PSINET INC.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                           STATEMENTS OF OPERATIONS

                 FOR THE YEAR ENDED DECEMBER 31, 1997 AND THE
                        SIX MONTHS ENDED JUNE 30, 1998

NOTE 1--BASIS OF PRESENTATION

The Unaudited Pro Forma Consolidated Statements of Operations do not give effect to any potential cost savings and synergies that could result from the acquisitions included therein.

Management believes that the assumptions used in preparing the Unaudited Pro Forma Consolidated Statements of Operations provide a reasonable basis for presenting all of the significant effects of the acquisitions included therein, that the pro forma adjustments give appropriate effect to those assumptions and that the pro forma adjustments are properly applied in the Unaudited Pro Forma Consolidated Statements of Operations.

NOTE 2--PRO FORMA ADJUSTMENTS

The purchase price has been allocated to tangible assets acquired and liabilities assumed, based upon their respective fair values, with the excess allocated to intangible assets to be amortized over the estimated economic lives of the intangible assets from the respective dates of acquisition. The Company has undertaken a study by an independent third party to determine the allocation of the total purchase price of Rimnet, Inet and Interlog. For the purposes of this pro forma information, the Company has attributed the excess of the purchase price over the acquired net tangible assets for Rimnet, Inet and Interlog of $69,100,000 to goodwill with a ten year useful life. To the extent that a portion of the purchase price of Rimnet, Inet and Interlog is allocated to other intangible assets with a shorter useful life than ten years, the adjustment for amortization expense for the twelve months ended December 31, 1997 and for the six months ended June 30, 1998 would be higher. To the extent that a portion of the purchase price is allocated to in-process research and development, a charge, which may be material, would be recognized in the period in which the acquisitions occur and the adjustment for amortization expense reflected in the Pro Forma Financial Information would be lower.

FOR THE YEAR ENDED DECEMBER 31, 1997:

     (a) Reflects the increase in depreciation ($776,000) and amortization ($12,681,000) resulting from the allocation of the purchase price to the acquired net tangible and intangible assets (principally tradename, customer relationships, goodwill, assembled workforce and existing technology) relating to the acquisitions included therein. The assigned lives of the acquired intangible assets range from one to 10 years.

                                   73 of 83

     (b) Reflects the increase in interest expense ($60,000,000) from the incurrence of the $600,000,000 10% Senior Notes and amortization of deferred financing costs ($2,750,000).

FOR THE SIX MONTHS ENDED JUNE 30, 1998:

     (c) Reflects the increase in depreciation ($65,000) and amortization ($5,113,000) resulting from the allocation of the purchase price to the acquired net tangible and intangible assets (principally tradename, customer relationships, goodwill, assembled workforce and existing technology) relating to the acquisitions included therein. The assigned lives of the acquired intangible assets range from one to 10 years.

     (d)  Reflects the following (in thousands of U.S. dollars):

          Interest expense on the 10% Senior Notes from January 1, 1998 -
           April 10, 1998 (date of issuance of Senior Notes)............................................$16,500
          Amortization of deferred financing costs associated with the 10% Senior
           Notes from January 1, 1998 - April 10, 1998 (date of issuance of SeniorNotes)................    687
          Interest expense avoided through assumed repayment of the $20,000,000
           Acquisition Credit Facility from the proceeds of the 10% Senior Notes offering.
           The Acquisition Credit Facility was incurred in conjunction with the acquisition of iSTAR in February 1998 and repaid from the proceeds of the 10%
           Senior Notes in April 1998...................................................................   (329)
                                                                                                        -------
                                                                                                        $16,858
                                                                                                        =======

     (e) Reflects the adjustment to weighted average shares assuming the issuance of 10,229,789 shares of common stock to IXC had occurred on January 1, 1997.

NOTE 3--BASIC AND DILUTED LOSS PER SHARE

Basic and diluted loss per share are computed using net loss available to common shareholders divided by the weighted average number of shares of the Company's common stock that were outstanding during the periods presented and assumes that the issuance of 10,229,789 shares of common stock to IXC Internet Services, Inc. occurred at January 1, 1997. As all common stock equivalents and contingently issuable shares are antidilutive, basic and diluted loss per share are the same for all periods presented.

NOTE 4--INTANGIBLE ASSET WRITE-DOWN

During the twelve months ended November 30, 1997, iSTAR wrote-off $12.6 million related to the permanent impairment of certain intangible assets, mainly customer lists and goodwill, which resulted from iSTAR's acquisitions of consumer-oriented ISPs and Internet-oriented professional service companies. In accordance with guidelines of the Commission, this non-recurring charge has not been eliminated from the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1997.

                                   74 of 83

On an ongoing basis, iSTAR management reviewed the valuation of customer lists and goodwill, taking into consideration any events and circumstances which might have impaired value. As a result of a number of factors involving changes in the Internet industry in Canada and the evolution of iSTAR from a provider of access products to a provider of Internet business solutions, iSTAR management determined that the value of its customer lists and goodwill was permanently impaired. The value of the customer lists and goodwill included both the management expertise and the value of the acquired consumer-oriented customer lists. Since the dial subscriber market in Canada has become a commodity business, most of the customers acquired from the predecessor Internet service providers ("ISPs") left iSTAR for other ISPs and iSTAR management determined that the value associated with the customer lists was permanently impaired and could not be supported by future expected revenue streams from customers acquired in the acquisitions. Additionally, most of the former owners and other key management personnel, whose expertise was used in creating the acquired companies, were no longer employed by iSTAR. All of these management departures resulted from the reorganization by iSTAR as it shifted its focus away from the consumer-oriented dial market in Canada to the corporate-oriented dedicated access market. On an overall basis, the continuing net cash usage, net losses, loss of management and increased competition in the Canadian marketplace for consumer-oriented dial subscribers did not support the existence of the value of the customer lists and goodwill from the purchased companies.

                                   75 0F 83

                                  PSINET INC.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                              AS OF JUNE 30, 1998
                        (IN THOUSANDS OF U.S. DOLLARS)



                                                     PSINET INC. (1)  ACQUISITIONS (2)  ADJUSTMENTS (3)  PRO FORMA (4)
                                                     ---------------  ----------------  ---------------  -------------
                      ASSETS
Current assets:
Cash and cash equivalents........................         $ 124,535          $  1,705         $(53,000)     $  73,240
Restricted cash and short-term
   investments...................................           143,154               303                         143,457
Short-term investments...........................           246,018               243                         246,261
Accounts receivable, net.........................            20,839             4,684                          25,523
Notes receivable.................................             1,779                69                           1,848
Prepaid expenses.................................             4,127                93                           4,220
Other current assets.............................             7,602             1,123                           8,725
                                                          ---------          --------         --------      ---------
                Total current assets.............           548,054             8,220          (53,000)       503,274
Property and equipment, net......................           171,526            10,842                         182,368
Goodwill and other intangibles, net..............            50,297               325           69,100        119,722
Other assets and deferred
      charges....................................            24,897             3,689                          28,586
                                                          ---------          --------         --------      ---------
Total assets.....................................         $ 794,774          $ 23,076         $ 16,100      $ 833,950
                                                          =========          ========         ========      =========
LIABILITIES AND
SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Lines of credit..................................         $   3,818          $  5,884                       $   9,702
Current portion of long-term debt................            46,667             6,556                          53,223
Trade accounts payable...........................            43,579               669                          44,248
Accrued payroll and related expenses.............             6,834                29                           6,863
Other accounts payable and
      accrued liabilities........................            24,958             5,683            9,839         40,480
Deferred revenue.................................             6,695             1,116                           7,811
                                                          ---------          --------         --------      ---------
      Total current liabilities..................           132,551            19,937            9,839        162,327
Long-term debt...................................           659,559             9,381                         668,940
Other liabilities................................             3,772                19                           3,791
                                                          ---------          --------         --------      ---------
      Total liabilities..........................           795,882            29,337            9,839        835,058
                                                          ---------          --------         --------      ---------
Shareholders' equity (deficit):
Preferred stock..................................                 -                 -
Convertible preferred stock......................            28,477                                            28,477
Common stock.....................................               513             7,140           (7,140)           513
Capital in excess of par value...................           398,083                63              (63)       398,083
Treasury stock...................................            (2,005)                -                          (2,005)
Retained deficit.................................          (246,919)          (15,368)          15,368       (246,919)
Accumulated other comprehensive
    income.......................................             3,462             1,904           (1,904)         3,462
Bandwidth asset to be delivered
      under IRU agreement........................          (182,719)                -                        (182,719)
                                                          ---------          --------         --------      ---------
Total shareholders' equity (deficit).............            (1,108)           (6,261)           6,261         (1,108)
                                                          ---------          --------         --------      ---------
Total liabilities and shareholders'
      equity (deficit)...........................         $ 794,774          $ 23,076         $ 16,100      $ 833,950
                                                          =========          ========         ========      =========

(1) Reflects the unaudited consolidated financial position of the Company as of June 30, 1998.
(2) Reflects the unaudited financial position of Rimnet as of March 31, 1998, Inet as of June 30, 1998 and Interlog as of March 31, 1998.
(3) See Notes to Unaudited Pro Forma Consolidated Balance Sheet (Note 2--Pro Forma Adjustments).
(4) Reflects the consolidated financial position of the Company, on a pro forma basis, assuming the acquisitions of Rimnet, Inet and Interlog had been consummated on June 30, 1998.

                 See notes to Pro Forma Financial Information.

                                   76 of 83

                                  PSINET INC.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                              AS OF JUNE 30, 1998

NOTE 1--BASIS OF PRESENTATION

Management believes that the assumptions used in preparing the Unaudited Pro Forma Consolidated Balance Sheet provide a reasonable basis for presenting all of the significant effects of the acquisitions of Rimnet, Inet and Interlog, that the pro forma adjustments give appropriate effect to those assumptions and that the pro forma adjustments are properly applied in the Unaudited Pro Forma Consolidated Balance Sheet.

NOTE 2--PRO FORMA ADJUSTMENTS

Reflects the acquisitions of Rimnet, Inet and Interlog including (i) estimated cash to be paid at closing, (ii) goodwill adjustment, (iii) estimated additional consideration to be paid at a future date and acquisition costs and (iv) the elimination of the equity accounts of the acquired companies.

The Company has undertaken a study by an independent third party to determine the allocation of the total purchase price of Rimnet, Inet and Interlog. For the purposes of this Pro Forma Financial Information, the Company has attributed the excess of the purchase price over the acquired net tangible assets for Rimnet, Inet and Interlog of $69,100,000 to goodwill with a ten year useful life. To the extent that a portion of the purchase price is allocated to in-process research and development, a charge, which may be material, would be recognized in the period in which the acquisitions occur.

                                   77 OF 83

                                  SIGNATURES
                                  ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  September  15, 1998                  PSINET INC.


                                             By: /s/ Edward D. Postal
                                                -------------------------------
                                                Edward D. Postal
                                                Senior Vice President and
                                                Chief Financial Officer

                                   78 OF 83

                                 EXHIBIT INDEX
                                 -------------


Exhibit Number                Exhibit Name                       Location
--------------                ------------                       --------

     23.1           Consent of Arthur Andersen LLP                  80
     23.2           Consent of Ernst & Young                        81
     23.3           Consent of Price Waterhouse GmbH                82
     23.4           Consent of Chuo Audit Corporation               83

                                   79 OF 83